EXHIBIT 10.1

                          CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT (as it may from time to time be amended, restated or otherwise modified, this "Agreement") is made effective as of the 18th day of August, 2004, between TRANS-INDUSTRIES, INC, a Delaware corporation ("TII"), TRANSIGN, INC., a Michigan corporation ("Transign"), TRANSMATIC, INCORPORATED, a Delaware corporation ("Transmatic"), VULTRON, INC., a Delaware corporation ("Vultron"), and THE LOBB COMPANY, a Michigan corporation ("Lobb" and, collectively with TII, Transign, Transmatic and Vultron, "Borrowers" and each individually, a "Borrower"), and THE HUNTINGTON NATIONAL BANK, Cleveland, Ohio ("Bank").

                                   WITNESSETH:

WHEREAS, Borrowers and Bank desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrowers upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, it is mutually agreed as follows:

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

"Account Debtor" shall mean any Person obligated to pay all or any part of any Account in any manner and includes (without limitation) any Guarantor thereof.

"Accounts Payable Reserve" shall mean an amount equal to the aggregate of (a) all accounts payable owed by any Borrower that remain unpaid more than thirty
(30) days past the due date indicated on the invoice therefor and (b) all accrued expenses of any Borrower that Bank, in its reasonable discretion, elects to include in the Accounts Payable Reserve.

"Adjusted LIBOR" shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (a) the applicable LIBOR rate by (b) 1.00 minus the Reserve Percentage.

"Affiliate" shall mean any Person, directly or indirectly, controlling, controlled by or under common control with a Company and "control" (including the correlative meanings, the terms "controlling", "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

"Applicable Margin" shall mean:

(a) for the period from the Closing Date through March 31, 2005, Pricing Tier II below shall apply;

(b) commencing April 1, 2005, the number of basis points (depending on whether Loans are LIBOR Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Senior Leverage Ratio, shall be used to establish the number of basis points that will go into effect (i) on the first Business Day of the month following the date upon which Bank received, or, if earlier, should have received pursuant to Section 5.3(a) the financial statements of each Borrower for the fiscal quarter ending March 31, 2005 and each fiscal quarter end or fiscal year end thereafter.

                                                                   Revolving Loan                              Term Loan
                                                            -----------------------------            -----------------------------
Pricing Tier             Senior Leverage Ratio              LIBOR LOAN     BASE RATE LOAN            LIBOR LOAN     BASE RATE LOAN
------------             ---------------------              ----------     --------------            ----------     --------------
I              Greater than 4.00 to 1.00                      450 bps         150 bps                  500 bps          200 bps
II             Greater than 3.00 to 1.00 but less than or     425 bps         125 bps                  475 bps          175 bps
               equal to 4.00 to 1.00
III            Less than or equal to 3.00 to 1.00 but         400 bps         100 bps                  450 bps          150 bps
               greater than 2.00 to 1.00
IV             Less than or equal to 2.00 to 1.00             375 bps          75 bps                  425 bps          125 bps

The above matrix does not modify or waive, in any respect, the requirements of
Section 5.7 hereof, the rights of the Bank to charge the Default Rate, or the rights and remedies of Bank pursuant to Articles VIII and IX hereof.

"Base Rate" shall mean a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (1/2%) in excess of the Federal Funds Effective Rate. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

"Base Rate Loan" shall mean a Loan described in Section 2.1 hereof on which Borrowers shall pay interest at a rate based on the Base Rate.

"Borrowing Base" shall mean an amount equal to (a) the sum of 75% of Eligible Accounts plus 25% of Eligible Inventory minus (b) the Accounts Payable Reserve.

"Borrowing Base Certificate" shall mean a certificate in the form attached hereto as Exhibit C.

"Business Day" shall mean a day of the year on which banks are not required or authorized to close in Cleveland, Ohio, and, if the applicable Business Day relates to any LIBOR Loan, on which dealings are carried on in the London inter-bank eurodollar market.

"Capital Distribution" shall mean a payment made, liability incurred or other consideration given for the purchase, acquisition, redemption or retirement of any capital stock or other equity interest of any Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of the Company in question) in respect of any Company's capital stock or other equity interest.

"Capital Expenditures" shall mean, for any period, the amount of capital expenditures of Borrowers as determined on a Consolidated basis and in accordance with GAAP.

"Cash Collateral Account" shall mean a commercial Deposit Account designated "cash collateral account" and maintained by Borrowers with Bank, without liability by Bank to pay interest thereon, from which account Bank shall have the exclusive right to withdraw funds until all of the Debt is paid in full.

"Cash Security" shall mean all cash, instruments, Deposit Accounts, and other cash equivalents, whether matured or unmatured, whether collected or in the process of collection, upon which any Borrower presently has or may hereafter have any claim, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of Bank.

"Change in Control" shall mean the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, including by merger beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as then in effect), of shares representing more than twenty-five percent (25%) of the aggregate ordinary Voting

Power represented by the issued and outstanding capital stock or other equity interests of any Borrower.

"Closing Date" shall mean the effective date of this Agreement.

"Code" shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

"Collateral" shall mean (a) all personal property of each Borrower; (b) all of each Borrower's existing and future Accounts, Chattel Paper, Documents, Fixtures, General Intangibles, Instruments, Investment Property, Letter of Credit Rights, and Deposit Accounts (as those terms are defined in the UCC); (c) all of each Borrower's farm products, Inventory and Equipment, whether now owned or hereafter acquired by Borrower; (d) all funds of each Borrower now or hereafter on deposit in the Cash Collateral Account, if any; (e) the Real Property; (f) all contract rights and commercial tort claims of Borrowers; (g) all of each Borrower's existing and future Cash Security; and (h) all of the Proceeds, products, profits, and rents of any of (a) through (g) above.

"Commitment" shall mean the obligation hereunder of Bank, during the Commitment Period, to make Loans pursuant to the Revolving Credit Commitment and the Term Loan Commitment, up to an aggregate principal amount outstanding at any time of Eight Million Dollars ($8,000,000) or such lesser amount as shall be determined pursuant to Section 2.4 hereof.

"Commitment Period" shall mean the period from the Closing Date to the third
(3rd) anniversary of the Closing Date, or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.

"Company" shall mean a Borrower or Subsidiary.

"Companies" shall mean Borrowers and all Subsidiaries.

"Compliance Certificate" shall mean a certificate as to covenant compliance hereunder, substantially in the form attached hereto as Exhibit D.

"Consolidated" shall mean the resultant consolidation of the financial statements of Borrowers and their respective Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 7.14 hereof.

"Consolidated Depreciation and Amortization Charges" shall mean, for any period, the aggregate of all such charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of each Borrower on a Consolidated basis for such period, as determined in accordance with GAAP.

"Consolidated Interest Expense" shall mean the sum of interest expense of each Borrower on a Consolidated basis for such period as determined in accordance with GAAP.

"Consolidated Net Earnings" shall mean the net earnings (losses) of each Borrower and their respective Subsidiaries, after Taxes and extraordinary losses (without giving effect to extraordinary gains, including, without limitation, without giving effect to any gain resulting from the re-appraisal or write-up of any asset or the sale of any asset other than inventory), as determined on a Consolidated basis and in accordance with GAAP.

"Controlled Group" shall mean a Company and each Person required to be aggregated with a Company under Code Sections 414(b), (c), (m) or (o).

"Debt" shall mean, collectively, (a) all Indebtedness incurred by any Borrower to Bank pursuant to this Agreement and includes the principal of and interest on all Notes; (b) each extension, renewal or refinancing thereof in whole or in part; (c) all fees, including any prepayment fees payable hereunder; (d) every other liability, now or hereafter owing to Bank by any Borrower, and includes, without limitation, every liability, whether owing by only a Borrower or by a Borrower with one or more others in a several, joint or joint and several capacity, whether owing absolutely or contingently, whether created by note, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to

Bank or acquired by Bank by purchase, pledge or otherwise and whether participated to or from Bank in whole or in part; (e) any and all obligations, contingent or otherwise, whether now existing or hereafter arising, of any Borrower to Bank arising under or in connection with Rate Management Transactions, and (f) all Related Expenses.

"Default Rate" shall mean a rate per annum equal to five percent (5%) in excess of the Prime Rate from time to time in effect.

"Deposit Account" shall mean (a) any deposit account, and (b) any demand, time, savings, passbook, or a similar account maintained with a bank, savings and loan association, credit union, or similar organization.

"Derived LIBOR Rate" shall mean a rate per annum equal to Adjusted LIBOR plus the Applicable Margin.

"Derived Prime Rate" shall mean a rate per annum equal to the Base Rate plus the Applicable Margin.

"EBITDA" means the aggregate of (a) Consolidated Net Earnings, plus (b) Consolidated Interest Expenses, plus (c) Taxes, plus (d) Consolidated Depreciation and Amortization. Notwithstanding the foregoing, EBITDA for fiscal year 2004 will exclude gains resulting from the sale of the Rochester Hills, Michigan facility and the inventory reserve established as a result thereof.

"Eligible Inventory" means Inventory, excluding work in process, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is subject to a first-priority perfected security interest in favor of Bank and which is not, in Bank's reasonable discretion, obsolete, slow moving or unmerchantable and which Bank, in its reasonable credit discretion, shall not deem ineligible Inventory. Inventory stored at a leased facility for which Bank has not received a landlord waiver in form and substance reasonably satisfied to Bank shall not be deemed Eligible Inventory.

"Eligible Accounts" shall mean and include each Account arising in the ordinary course of business and which Bank, in its reasonable credit judgment, shall deem to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if:

            (a) it is not subject to a first priority perfected security interest in favor of Bank;

            (b) it arises out of a sale made by a Borrower to an Affiliate of such Borrower or to a Person controlled by an Affiliate of such Borrower;

            (c) it is due or unpaid more than ninety (90) days after the original invoice date or, with respect to Vultron Accounts and Transmatic Environmental Systems Accounts, it is due or unpaid more than one hundred fifty (150) days after the original invoice date;

            (d) twenty-five percent (25%) or more of the Accounts from such Account Debtor are not deemed Eligible Accounts hereunder;

            (e) the Account Debtor shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors,

      (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

            (f) the sale is to an Account Debtor outside the continental United States of America or Canada;

            (g) the sale to the Account Debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

            (h) Bank believes, in its reasonable judgment, that collection of such Account is insecure or that such Account may not be paid by reason of the Account Debtor's financial inability to pay;

            (i) the Account Debtor is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Account to Bank pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Subsection 3727 et seq. and 41 U.S.C. Subsection 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

            (j) the goods giving rise to such Account have not been shipped to the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower or the Account otherwise does not represent a final sale;

            (k) to the extent the Account is required to be backed by a surety bond or is subject to any offset, deduction, defense, dispute, or counterclaim (but only to the extent of such offset, deduction, defense, dispute or counterclaim) or the Account is contingent in any respect for any reason (other than unasserted warranty claims);

            (l) if the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to Borrowers exceed 25% of the aggregate Eligible Accounts, but only to the extent of such excess;

            (m) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed, but only to the extent of such return, rejection, repossession or dispute;

            (n) if the Account is owed by an Account Debtor that is required to pay future invoices on a cash COD basis; or

            (o) such Account is not payable to the applicable Borrower.

"Environmental Laws" shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

"Equipment" shall mean (a) all equipment as defined in Chapter 1309 of the Ohio Revised Code, including without limitation, machinery, motor vehicles, trade fixtures, office and other furniture and furnishings, tools, dies, jigs, and molds; (b) all goods that are used or bought for use primarily in a Borrower's business; (c) all goods that are not consumer goods, farm products (as defined in Chapter 1309 of the Ohio Revised Code), or Inventory; and (d) all substitutes or replacements for, and all parts, accessories, additions, attachments, or accessions to (a) through (c) above.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

"ERISA Event" shall mean: (a) the existence of any condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) a Controlled Group member has engaged in a non-exempt "prohibited transaction" (as defined under ERISA Section 406 or Code Section
4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) a Controlled Group member has applied for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) a Reportable Event has occurred with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) a Controlled Group member has withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) a Multiemployer Plan is in or is likely to be in reorganization under ERISA Section 4241; (g) an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 fails to be so qualified or any "cash or deferred arrangement" under any such ERISA Plan fails to meet the requirements of Code Section 401(k); (h) the PBGC takes any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or a Controlled Group member takes steps to terminate a Pension Plan; (i) a Controlled Group member or an ERISA Plan fails to satisfy any requirements of law applicable to an ERISA Plan; (j) a claim, action, suit, audit or investigation is pending or threatened with respect to an ERISA Plan, other than a routine claim for benefits; or (k) a Controlled Group member incurs or is expected to incur any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et seq. or Code
Section 4980B.

"ERISA Plan" shall mean an "employee benefit plan" (within the meaning of ERISA
Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

"Event of Default" shall mean an event or condition that constitutes an event of default as defined in Article VIII hereof.

"Financial Officer" shall mean any of the following officers: chief executive officer, president, chief financial officer, treasurer or assistant treasurer.

"Fixed Charge Coverage Ratio" shall mean the ratio of (a) EBITDA, to (b) principal payments (including payments for capital leases) on and current maturities of Indebtedness of Borrowers on a Consolidated Basis plus Consolidated Interest Expense plus non-financed Capital Expenditures plus Taxes plus Capital Distributions plus loans or advances to Affiliates "Funded Debt" shall mean all Indebtedness for borrowed money of each Borrower on a Consolidated and combined basis, including, without limitation, all Debt hereunder and all Subordinated Indebtedness and shall not include (a) accounts payable arising from the purchase of goods or services in the ordinary course of business, (b) accrued expenses or losses, and (c) deferred revenues or gains.

"GAAP" shall mean generally accepted accounting principles as then in effect, that shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Borrowers. If FASB issues new statements or Interpretations that affect the accounting for certain transactions that may affect the financial covenants provided herein, then Borrowers and Bank shall cooperate in good faith to mutually agree on adjustments to such financial covenants (or if no such agreement can be reached, such financial covenants shall be calculated without giving effect to such new Statement(s) or Interpretation(s)).

"General Intangibles" shall mean all general intangibles now or hereafter acquired by a Borrower, including but not limited to general intangibles as defined in Chapter 1309 of the Ohio Revised Code, chooses in action, causes of action, all customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, goodwill, computer software, rights to indemnification and tax refunds, and all proceeds of any of the foregoing, irrespective of the form or kind thereof.

"Governing Documents" shall mean, with respect to any Person, such Person's (a) Articles of Organization or Articles or Certificate of Incorporation, and (b) Operating Agreement or Code of Regulations or By-laws.

"Guarantor" shall mean a Person that pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, comaker, endorser or Person that agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

"Indebtedness" shall mean, for any Company (excluding in all cases trade payables payable in the ordinary course of business by such Company, accrued expenses and losses and deferred revenue and deferred gains), (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit, banker's acceptance, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (e) all lease obligations that have been or should be capitalized on the books of such Company in accordance with GAAP, (f) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (g) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (h) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements.

"Interest Adjustment Date" shall mean the last day of each Interest Period.

"Interest Period" shall mean a period of thirty (30), sixty (60) or ninety (90) days commencing on the applicable borrowing or conversion date of each LIBOR Loan and on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a reduction in Commitment as provided in Section 2.4 hereof, prepayment or conversion rights or obligations as provided in Section 2.1 or 3.5 hereof, or maturity of LIBOR Loans as provided in Section 2.1 hereof, Borrowers shall not select a period that extends beyond the date of such reduction, prepayment, conversion or maturity. If Borrowers fail to select a new Interest Period with respect to an outstanding LIBOR Loan at least three (3) Business Days prior to any Interest Adjustment Date, Borrowers shall be deemed to have converted such LIBOR Loan to a Base Rate Loan at the end of the then current Interest Period. With respect to the Term Loan, Borrowers may not select an Interest Period the maturity of which would extend beyond the due date of a mandatory installment payment without becoming subject to the provisions of Section 2.3 hereof.

"Inventory" shall mean (a) all inventory as defined in Chapter 1309 of the Ohio Revised Code; (b) all goods that are raw materials; (c) all goods that are work in process; (d) all goods that are materials used or consumed in the ordinary course of a Borrower's business; (e) all goods that are, in the ordinary course of a Borrower's business, held for sale or lease or furnished or to be furnished under contracts of service; and (f) all substitutes and replacements for, and parts, accessories, additions, attachments, or accessions to (a) through (e) above.

"Investment Property" shall mean "investment property" as defined in Chapter 1309 of the Ohio Revised Code, unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and/or priority of a security interest in investment property, and, in such case, "investment property" shall be defined in accordance with the law of that jurisdiction.

"Letters of Credit" shall have the meaning given thereto in Section 2.1(A)(2) hereof.

"LIBOR" shall mean the average, as determined by Bank, of the per annum rates at which deposits in immediately available funds in United States dollars for the relevant Interest Period and in the amount of the LIBOR Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Reference Bank by prime banks in any Eurodollar market reasonably selected by the Reference Bank, determined as of 11:00 A.M. London time (or as soon thereafter as practicable), two (2) Business Days prior to the beginning of the relevant Interest Period pertaining to a LIBOR Loan hereunder.

"LIBOR Loan" shall mean a Loan described in Section 2.1 hereof on which Borrowers shall pay interest at a rate based on LIBOR.

"Lien" shall mean any mortgage, security interest, lien, charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property (real or personal) or asset.

"Loan" or "Loans" shall mean the credit extended to Borrowers in accordance with
Section 2.1A or B hereof.

"Loan Documents" shall mean this Agreement, each Note, the Mortgages, all documentation relating to each Uniform Commercial Code financing statement executed in connection with this Agreement, and any other documents delivered pursuant thereto, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

"Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of any Company other than Lobb or on the Companies taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Bank hereunder or thereunder.

"Maximum Revolving Credit Amount" shall mean $6,000,000.

"Mortgage" or "Mortgages" shall mean that certain Open-End Mortgage, Assignment of Leases and Rents and Security Agreement, of even date herewith, relating to each parcel of Real Property, executed and delivered by one or more Borrowers, to further secure Borrowers' obligations under the Notes, as the same may from time to time be amended, restated or otherwise modified.

"Multiemployer Plan" shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

"Note" shall mean the Revolving Credit Note and the Term Note, or any other note delivered pursuant to this Agreement.

"Notice of Loan" shall mean a Notice of Loan in the form of the attached Exhibit E.

"Obligor" shall mean a Person whose credit or any of whose property is pledged to the payment of the Debt and includes, without limitation, any Guarantor.

"PBGC" shall mean the Pension Benefit Guaranty Corporation or its successor.

"Pension Plan" shall mean an ERISA Plan that is a "pension plan" (within the meaning of ERISA Section 3(2)).

"Person" shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

"Prime Rate" shall mean the interest rate established from time to time by Bank as Bank's prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Bank for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

"Proceeds" shall mean (a) any proceeds, and (b) whatever is received upon the sale, exchange, collection, or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds includes, without limitation, moneys, checks, and Deposit Accounts. Proceeds includes, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, Bank's right to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Bank to a Borrower's sale, exchange, collection, or other disposition of any or all of the Collateral.

"Ratio of Funded Debt to EBIDTA" shall mean, for any twelve month period, the ratio of (a) Funded Indebtedness of Borrowers, determined on a Consolidated basis in accordance with GAAP, to (b) EBITDA.

"Real Property" shall mean the real estate owned by any Borrower, located at the following locations: (a) 3777 Airport Road, Waterford, MI 48329 (b) 6145 Delfield Industrial Drive, Waterford, MI 48329, and (c) 414 East Soper Road, Bad Axe, MI 48413, in each case together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging, and being defined collectively as the "Property" in the Mortgage.

"Reference Bank" shall mean Bank's Cayman Islands branch office.

"Related Expenses" shall mean any and all costs, liabilities, and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys' fees, legal expenses, judgments, suits, and disbursements) incurred by, imposed upon, or asserted against, Bank in any attempt by Bank: (a) to obtain, preserve, perfect, or enforce any security interest evidenced by this Agreement or any Related Writing; (b) to obtain payment, performance, and observance of any and all of the Debt; (c) to maintain, insure, audit, collect, preserve, repossess, and dispose of any of the collateral securing the Debt or any thereof, including, without limitation, reasonable costs and expenses for appraisals, assessments, and audits of Borrowers or any such collateral; or (d) incidental or related to (a) through (c) above, including, without limitation, interest thereupon (i) from the date incurred, imposed, or asserted until Bank provides Borrowers notice of such Related Expense, at the highest interest rate then applicable to any Loan and (ii) from the date Bank provides such notice to Borrowers until such Related Expense is paid, at the Default Rate.

"Related Writing" shall mean the Loan Documents and any other assignment, mortgage, security agreement, guaranty agreement, pledge agreement, subordination agreement, financial statement, audit report or other writing furnished by any Borrower, any Subsidiary or any Obligor, or any of their respective officers, to Bank pursuant to or otherwise in connection with this Agreement.

"Reserve Percentage" shall mean for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Adjusted LIBOR shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

"Revolving Credit Commitment" shall mean the obligation hereunder of Bank, during the Commitment Period, to make Revolving Loans up to an aggregate principal amount outstanding at any time equal to the lesser of the Borrowing Base or Six Million Dollars ($6,000,000), or such lesser amount as shall be determined pursuant to Section 2.4 hereof.

"Revolving Loan" shall mean a Loan granted to Borrowers by Bank in accordance with Section 2.1A hereof.

"Revolving Credit Note" shall mean the Revolving Credit Note executed and delivered pursuant to Section 2.1A hereof.

"Subordinated", as applied to Indebtedness, shall mean that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance reasonably satisfactory to Bank) in favor of the prior payment in full of the Debt.

"Subsidiary" of a Company or any of its Subsidiaries shall mean (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by a Company or by one or more other subsidiaries of a Company or by a Company and one or more subsidiaries of a Company, (b) a partnership or limited liability company of which a Company, one or more other subsidiaries of a Company or a Company and one or more subsidiaries of a Company, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has the power to direct the policies, management and affairs thereof, or (c) any other Person (other than a corporation) in which a Company, one or more other subsidiaries of a Company or a Company and one or more subsidiaries of a Company, directly or indirectly, has at least a majority ownership interest or the power to direct the policies, management and affairs thereof.

"Tangible Net Worth" shall mean, at any particular date, (a) the aggregate amount of all assets of Borrowers as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of Borrowers (other than Subordinated Indebtedness).

"Taxes" shall mean all federal, state and local taxes shown to be due and owing on returns filed with the applicable governmental agencies and actually paid by any Borrower.

"Term Loan" shall mean the Loan granted to Borrowers by Bank in accordance with
Section 2.1B hereof.

"Term Loan Commitment" shall mean the obligation hereunder of Bank to make a Term Loan in the original principal amount of Two Million Dollars ($2,000,000).

"Term Note" shall mean the Term Note executed and delivered pursuant to Section 2.1B hereof.

"Transmatic Environmental" shall mean Transmatic Environmental Systems, a separate product line of Transmatic.

"UCC" shall mean the Uniform Commercial Code, as in effect from time to time, of the State of Ohio or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Bank's lien on any Collateral.

"Unmatured Event of Default" shall mean an event or condition that constitutes, or that with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by Bank in writing.

"Unused Availability" shall mean (a) the lesser of the Maximum Revolving Credit Amount and the Borrowing Base, less (b) the sum of all outstanding Revolving Loans and Letters of Credit.

"Voting Power" shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

"Welfare Plan" shall mean an ERISA Plan that is a "welfare plan" within the meaning of ERISA Section 3(1)

Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP. Unless otherwise defined in this Article I, terms that are defined in Chapter 1309 of the Ohio Revised Code are used herein as so defined.

The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

AMOUNT AND Terms OF CREDIT

AMOUNT AND NATURE OF CREDIT. Subject to the terms and conditions of this Agreement, Bank shall make Loans to Borrowers, in such aggregate amount as Borrowers shall request pursuant to the Revolving Credit Commitment and the Term Loan Commitment; provided, however, that in no event shall the aggregate principal amount of all Loans outstanding under this Agreement be in excess of the Commitment.

The Loans may be made as Revolving Loans and as a Term Loan, as follows:

Revolving Credit.

      1. Subject to the terms and conditions of this Agreement, during the Commitment Period, Bank shall make a Revolving Loan or Revolving Loans to Borrowers in such amount or amounts as Borrowers may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment. Borrowers shall, subject to the terms and conditions set forth herein, borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of LIBOR Loans and Base Rate Loans, at its discretion as provided herein.

Borrowers shall pay interest on the unpaid principal amount of each LIBOR Loan outstanding from time to time, from the date thereof until paid, at the Derived LIBOR Rate, fixed in advance for each Interest Period, as herein provided for each such Interest Period. Interest on such LIBOR Loans shall be payable on each Interest Adjustment Date with respect to an Interest Period.

Borrowers shall pay interest on the unpaid principal amount of Base Rate Loans outstanding from time to time from the date thereof until paid at the Derived Prime Rate from time to time in effect. Interest on such Base Rate Loans shall be payable, commencing August 31, 2004, and on the last day of each succeeding month thereafter and at the maturity thereof.

At the request of Borrowers, Bank shall convert Base Rate Loans to LIBOR Loans at any time and Bank shall convert LIBOR Loans to Base Rate Loans on any Interest Adjustment Date. The obligation of Borrowers to repay the Base Rate Loans and LIBOR Loans made by Bank and to pay interest thereon shall be evidenced by a Revolving Credit Note of Borrowers in the form of Exhibit A hereto, dated the Closing Date. Subject to the provisions of this Agreement, Borrowers shall be entitled under this Section 2.1A to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

2. Letters of Credit.

Subject to the terms and conditions hereof, Bank shall issue or cause the issuance of Letters of Credit ("Letters of Credit") on behalf of Borrowers; provided, however, that Bank will not be required to issue any Letters of Credit to the extent that the face amount of such Letters of Credit outstanding at any time would exceed $250,000 or would cause the sum of (i) the outstanding Revolving Loans plus (ii) outstanding Letters of Credit to exceed the Revolving Credit Commitment. All disbursements or payments made by Bank related to Letters of Credit shall be deemed to be Revolving Loans.

      Borrowers may request by written notice not later than 10:00 a.m. Eastern Time five (5) Business Days prior to the requested date of issuance that Bank to issue a Letter of Credit by delivering to Bank a letter of credit application on the Bank's standard form completed to the reasonable satisfaction of Bank together with such other certificates, documents and other papers and information as Bank may reasonably request. Borrowers also have the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Bank upon any amendment, extension or renewal of any Letter of Credit. Each Letter of Credit shall have an expiry date not later than six (6) months after such Letter of Credit's date of issuance and in no event later than the last day of the Commitment Period.

      In connection with the issuance of any Letter of Credit, Borrowers shall, jointly and severally, indemnify, save and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, payments made by Bank and expenses and reasonable attorneys' fees incurred by Bank arising out of, or in connection with, any Letter of Credit to be issued or created for any Borrower other than such losses, costs, expenses or liabilities which arise from Bank's willful misconduct. Borrowers shall be bound by Bank's regulations and good faith interpretations of any Letter of Credit issued for any Borrower's account, although this interpretation may be different from its own; and neither Bank nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following any Borrower's instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for Bank's or such correspondents' willful misconduct.

      In connection with all Letters of Credit issued by Bank under this Agreement, each Borrower hereby appoints Bank, or its designee, as its attorney, with full power and authority upon the occurrence and during the continuance of an Event of Default (i) to sign and/or endorse a Borrower's name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign a Borrower's name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department ("Customs") in the name of a Borrower or Bank or Bank's designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in a Borrower's name or Bank's, or in the name of Bank's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Bank nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Bank's or its attorney's willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

Term Loan.

Subject to the terms and conditions of this Agreement, Bank shall make a five
(5) year Term Loan to Borrowers in the amount of the Term Loan Commitment. To evidence the Term Loan, Borrowers shall execute and deliver to Bank a Term Note in the form of Exhibit B hereto. The Term Loan shall be payable in fifty nine
(59) consecutive monthly installments of Sixteen Thousand Six Hundred Sixty Six and 67/100 Dollars ($16,666.67), commencing August 31, 2004 and continuing on the last day of each succeeding month thereafter, through June 30, 2009, with the balance thereof payable in full on July 31, 2009, in the case of each installment together with then accrued and unpaid interest on the Term Loan.

If requested by Borrowers as provided herein, the Term Loan shall be a LIBOR Loan or a Base Rate Loan or a combination thereof, at Borrowers' discretion, exercised as provided herein.

If the Term Loan is a LIBOR Loan, Borrowers shall pay interest on the unpaid principal amount of each LIBOR Loan outstanding from time to time from the date thereof until paid, fixed in advance for each Interest Period, as herein provided for each such Interest Period. Interest on such LIBOR Loans shall be at the Derived LIBOR Rate, payable on each Interest Adjustment Date with respect to an Interest Period.

If the Term Loan is a Base Rate Loan, Borrowers shall pay interest on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, commencing August 31, 2004, and continuing on the last day of each succeeding month thereafter and at the maturity thereof, at the Derived Prime Rate from time to time in effect.

At the request of the Borrowers, Bank shall convert Base Rate Loans to LIBOR Loans at any time and Bank shall convert LIBOR Loans to Base Rate on any Interest Adjustment Date.

CONDITIONS TO LOANS. The obligation of Bank to make any Loan, convert a Base Rate Loan to a LIBOR Loan, convert a LIBOR Loan to a Base Rate Loan or continue a LIBOR Loan hereunder is conditioned, in the case of each borrowing, conversion or continuation, upon:

      all conditions precedent as listed in Article IV hereof shall have been satisfied; with respect to Base Rate Loans, receipt by Bank of a Notice of Loan, such notice to be received by 11:00 A.M. (Cleveland, Ohio time) on the proposed date of borrowing or conversion, and, with respect to LIBOR Loans, three (3) Business Days prior to the proposed date of borrowing, conversion or continuation; [intentionally omitted];

The fact that no Unmatured Event of Default or Event of Default shall then exist or immediately after the making of the Loan would exist; the fact that each of the representations and warranties contained in Article VII hereof shall be true and correct in all material respects (except for those that are qualified by reference to materiality or Material Adverse Effect, which shall be true and correct) with the same force and effect as if made on and as of the date of the making of such Loan except to the extent that any thereof expressly relate to an earlier date; and

(f) with respect to Revolving Loans, Borrowers' delivery of the Borrowing Base Certificate (i) from the Closing Date until February 28, 2005, on a weekly basis on the day requested by Bank and (ii) thereafter monthly within 7 days of the end of the month.

Each request by a Borrower for the making of a Loan, conversion of a Base Rate Loan to a LIBOR Loan, conversion of a LIBOR Loan or a Base Rate Loan or continuation of a LIBOR Loan hereunder shall be deemed to be a representation and warranty by Borrowers as of the date of such request as to the facts specified in (d) and (f) above.

Each request for a LIBOR Loan shall be irrevocable and binding on Borrowers and Borrowers shall, jointly and severally, indemnify Bank against any loss or expense incurred by Bank as a result of any failure by a Borrower to consummate such transaction including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of liquidation or reemployment of deposits or other funds acquired by Bank to fund such LIBOR Loan other than losses or expenses arising from Bank's willful misconduct. A certificate as to the amount of such loss or expense submitted by Bank to any Borrower shall be conclusive and binding for all purposes, absent manifest error.

PAYMENT ON NOTES, ETC. All payments of principal, interest and fees and other amounts payable hereunder shall be made to Bank in immediately available funds. Bank shall record (a) any principal, interest or other payment, and (b) the principal amount of the Base Rate Loans and LIBOR Loans and all prepayments thereof and the applicable dates with respect thereto, by such method as Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrowers' obligations under each Note. The aggregate unpaid amount of the Base Rate Loans and LIBOR Loans set forth on the records of Bank shall be rebuttably presumptive evidence of the principal and interest owing and unpaid on each Note. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Note, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in each case be included in the computation of the interest payable on each Note; provided, however, that, with respect to any LIBOR Loan, if the next succeeding Business Day falls in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant interest period shall be adjusted accordingly.

PREPAYMENT. Borrowers shall have the right at any time or from time to time to prepay all or any part of the principal amount of the Notes then outstanding as designated by Borrowers, plus interest accrued on the amount so prepaid to the date of such prepayment. Borrowers shall give Bank notice of prepayment of any Base Rate Loan by not later than 11:00 A.M. (Cleveland, Ohio time) on the Business Day such prepayment is to be made and written notice of the prepayment of any LIBOR Loan later than 1:00 P.M. (Cleveland, Ohio time) three (3) Business Days before the Business Day on which such payment is to be made. Prepayments of any Loan shall be without any premium or penalty.

Each prepayment of the Term Loan shall be applied to the principal installments thereof in the inverse order of their respective maturities.

In any case of prepayment of a LIBOR Loan, each Borrower agrees that if Adjusted LIBOR as determined as of 11:00 A.M. (London time), three (3) Business Days prior to the date of prepayment of such LIBOR Loan (hereinafter, "Prepayment LIBOR") shall be lower than the last Adjusted LIBOR previously determined for such LIBOR Loan with respect to which prepayment is intended to be made (hereinafter, "Last LIBOR"), then Borrowers shall, upon written notice by Bank, promptly pay to Bank in immediately available funds, a prepayment fee equal to the product of (a) a rate (the "Prepayment Rate") that shall be equal to the difference between the Last LIBOR and the Prepayment LIBOR, times (b) all or such part of the principal amounts of the Notes as relate to the LIBOR Loan to be prepaid, times (c) the number of days in the period commencing with the date on which such prepayment is to be made to that date that coincides with the last day of the Interest Period previously established when the LIBOR Loan, that is to be prepaid, was made. In addition, Borrowers shall immediately pay directly to Bank, the amount claimed as additional costs or expenses (including, without limitation, cost of telex, wires, or cables) incurred in connection with the prepayment, upon Borrower's receipt of a written statement from Bank.

UNUSED FEE. Borrowers shall pay to bank a fee equal to fifty (50) basis points per annum on the amount by which the Maximum Revolving Credit Amount exceeds the average daily unpaid balance. Such fee shall be payable to Bank in arrears on the last day of each Fiscal quarter with respect to the prior quarter, prorated for partial periods. The first payment of this fee will be due September 30, 2004.

COMPUTATION OF INTEREST AND FEES; DEFAULT RATE. Interest on Loans, Related Expenses and fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. Anything herein to the contrary notwithstanding, if an Event of Default shall occur hereunder, the principal of each Note shall bear interest, until paid, at the Default Rate. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.

MANDATORY PREPAYMENT. If the sum of the aggregate principal amount of all Revolving Loans outstanding at any time exceeds the Revolving Credit Commitment, Borrower shall, as promptly as practicable, but in no event later than three (3) Business Days, prepay an aggregate principal amount of the Revolving Loans sufficient to bring the aggregate outstanding principal amount of all Revolving Loans within the Revolving Credit Commitment.

OPTIONAL REDUCTION OF REVOLVING CREDIT COMMITMENT. Borrowers may, from time to time, permanently reduce in whole or in part the Revolving Credit Commitment to an amount not less than the aggregate amount of Revolving Loans then outstanding plus the amount of any outstanding Letters of Credit by giving the Bank not fewer than 3 Business Days' notice of such reduction. After each such reduction, the unused fee payable pursuant to Section

2.5 hereof shall be calculated using the Revolving Credit Commitment as so reduced. Any partial reduction in the Revolving Commitment shall be permanent.

ELECTRONIC DEBIT. All payments of principal, interest and fees hereunder, unless otherwise requested by Bank, shall be made by electronic debt from Borrowers' designated account on the scheduled due date thereof (excluding the payment due on the maturity date of the Term Loan).

ADDITIONAL PROVISIONS RELATING TO LIBOR LOANS; INCREASED CAPITAL; TAXES.

RESERVES OR DEPOSIT REQUIREMENTS, ETC. If, at any time, any law, treaty or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose (whether or not having the force of law), modify or deem applicable any reserve and/or special deposit requirement (other than reserves included in the Reserve Percentage, the effect of which is reflected in the interest rate(s) of the LIBOR Loan(s) in question) against assets held by, or deposits in or for the amount of any LIBOR Loan by, Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to Bank of making or maintaining hereunder such LIBOR Loan or to reduce the amount of principal or interest received by Bank with respect to such LIBOR Loan, then, upon demand by Bank, Borrowers shall pay to Bank from time to time on Interest Adjustment Dates with respect to such LIBOR Loan, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify Bank for such increased cost or reduced amount, assuming (which assumption Bank need not corroborate) such additional cost or reduced amount was allocable to such LIBOR Loan. A certificate as to the increased cost or reduced amount as a result of any event mentioned in this Section 3.1, setting forth the calculations therefor, shall be promptly submitted by Bank to Borrowers and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this Agreement, after any such demand for compensation by Bank, Borrowers, upon at least three (3) Business Days' prior written notice to Bank, may prepay any affected LIBOR Loan in full or convert such LIBOR Loan to a Base Rate Loan regardless of the Interest Period thereof. Bank shall notify Borrowers as promptly as practicable of the existence of any event that will likely require the payment by Borrowers of any such additional amount under this Section.

TAX LAW, ETC. In the event that by reason of any law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, Bank shall, with respect to this Agreement or any transaction under this Agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of Bank) and if any such measures or any other similar measure shall result in an increase in the cost to Bank of making or maintaining any LIBOR Loan or in a reduction in the amount of principal, interest or commitment fee receivable by Bank in respect thereof, then Bank shall promptly notify Borrowers stating in writing the reasons therefor. Borrowers shall thereafter pay to Bank, upon demand from time to time on Interest Adjustment Dates with respect to such LIBOR Loan, as additional consideration hereunder, such additional amounts as shall fully compensate Bank for such increased cost or reduced amount. A certificate as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by Bank to Borrowers and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

If Bank receives such additional consideration from Borrowers pursuant to this
Section 3.2, Bank shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts on account of which such additional consideration has been paid and shall reimburse Borrowers to the extent, but only to the extent, that Bank shall receive a refund of such taxes or other amounts together with any interest thereon or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of Bank) of the United States or any state or subdivision thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to Bank. If, at the time any audit of Bank's income tax return is completed, Bank determines, based on such audit, that it was not entitled to the full amount of any refund reimbursed to Borrowers as aforesaid or that its net income taxes are not reduced by a credit or deduction for the full amount of taxes reimbursed to Borrowers as aforesaid, Borrowers, upon demand of Bank, shall promptly pay to Bank the amount so refunded to which Bank was not so entitled, or the amount by which the net income taxes of Bank were not so reduced, as the case may be. Notwithstanding any other provision of this Agreement, after any such demand for compensation by Bank, Borrowers, upon at least three (3) Business Days' prior written notice to Bank, may prepay any affected LIBOR Loan in full or convert such LIBOR Loan to a Base Rate Loan regardless of the Interest Period of any thereof.

EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE. In respect of any LIBOR Loan, in the event that Bank shall have determined that dollar deposits of the relevant amount for the relevant Interest Period for such LIBOR Loan is not available to the Reference Bank in the applicable eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to such Interest Period, as the case may be, Bank shall promptly give notice of such determination to Borrowers and (a) any notice of a new LIBOR Loan (or conversion of an existing Loan to a LIBOR Loan) previously given by Borrowers and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make a Base Rate Loan, and (b) Borrowers shall be obligated either to prepay, or to convert to a Base Rate Loan, any outstanding LIBOR Loan on the last day of the then current Interest Period with respect thereto.

INDEMNITY. Without prejudice to any other provisions of this Article III, each Borrower hereby agrees, jointly and severally, to indemnify Bank against any loss or expense that Bank may sustain or incur as a consequence of any default by a Borrower in payment when due of any amount hereunder in respect of any LIBOR Loan, including, but not limited to, any loss of profit, premium or penalty incurred by Bank in respect of funds borrowed by it for the purpose of making or maintaining such LIBOR Loan, as determined by Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by Bank to Borrowers and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL. If at any time any new law, treaty or regulation, or any change in any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for Bank to fund any LIBOR Loan that it is committed to make hereunder with moneys obtained in the eurodollar market, the commitment of Bank to fund such LIBOR Loan shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and Bank shall by written notice to Borrowers declares that its commitment with respect to such LIBOR Loan has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and Bank shall similarly notify Borrowers. If any such change shall make it unlawful for Bank to continue in effect the funding in the applicable eurodollar market of any LIBOR Loan previously made by it hereunder, Bank shall, upon the happening of such event, notify Borrowers thereof in writing stating the reasons therefor, and Borrowers shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert such LIBOR Loan to a Base Rate Loan or prepay such LIBOR Loan in full.

FUNDING. Bank may, but shall not be required to, make LIBOR Loans hereunder with funds obtained outside the United States.

CAPITAL ADEQUACY. If Bank shall have determined, after the Closing Date, that the adoption of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Bank's capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration Bank's policies or the policies of its holding company with respect to capital adequacy) by an amount reasonably deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrowers shall pay to Bank such additional amount or amounts as will compensate Bank (or its holding company) for such reduction. Bank shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of Bank, be otherwise disadvantageous to Bank. A certificate of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Bank may use any reasonable averaging and attribution methods. Failure on the part of Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of Bank's rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.

CONDITIONS PRECEDENT

The obligation of Bank to make its first Loan hereunder is subject to Borrowers satisfying each of the following conditions:

NOTES. Borrowers shall have executed and delivered to Bank the Revolving Credit Note and the Term Note.

OFFICER'S CERTIFICATE, RESOLUTIONS, GOVERNING DOCUMENTS. Borrowers shall have delivered to Bank an officer's certificate certifying the names of the officers of each Borrower authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (a) the resolutions of the board of directors or managers of each Borrower evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which Borrower is a party, and (b) the Governing Documents of each Borrower.

LEGAL OPINION. Borrowers shall have delivered to Bank an opinion of counsel for Borrowers, in form and substance reasonably satisfactory to Bank.

GOOD STANDING CERTIFICATES. Each Borrower shall have delivered to Bank a good standing or similar certificate, issued on or about the Closing Date by the Secretary of State in the state(s) where such Borrower is formed, incorporated or qualified as a foreign corporation.

CLOSING FEE; OTHER FEES. Borrowers shall have delivered to Bank (a) payment of a closing fee in the aggregate amount of Eighty Thousand Dollars ($80,000) (less the Ten Thousand Dollars ($10,000) previously paid by Borrowers), and (b) payment for all reasonable legal fees and expenses and other fees and expenses of Bank in connection with the preparation and negotiation of the Loan Documents.

FINANCING STATEMENTS AND LIEN SEARCHES. With respect to the property owned or leased by Borrowers and any other property securing the Debt, Borrower shall have caused to be delivered to Bank (a) Uniform Commercial Code financing statements satisfactory to Bank; (b) the results of Uniform Commercial Code lien searches, satisfactory to Bank; (c) the results of federal and state tax lien and judicial lien searches, satisfactory to Bank; and (d) Uniform Commercial Code termination statements reflecting termination of all financing statements previously filed by any party having a security interest in any part of the Collateral or any other property securing the Debt not permitted pursuant to
Section 4.8 hereof.

REAL ESTATE MATTERS. With respect to each parcel of Real Property, Borrowers shall have provided to Bank:

a Loan Policy of title insurance, ALTA 1970 Form B (amended 10/17/70 and 10/17/84) issued to Bank by a title company acceptable to Bank (the "Title Company"), in an amount equal to the lesser of the Commitment or the appraised value of each parcel of Real Property insuring the Mortgage to be a valid, first-priority lien in each parcel of Real Property, free and clear of all defects and encumbrances except such matters of record as accepted by Bank, in its sole discretion, and shown as Permitted Encumbrances in "Exhibit B" to the Mortgage, with such endorsements and affirmative insurance as Bank may require, including without limitation:

the deletion of all so-called "standard exceptions" from such policy; a so-called "comprehensive" endorsement in form and substance acceptable to Bank; affirmative insurance coverage regarding access, compliance with respect to restrictive covenants and any other matters to which Bank may have objection or require affirmative insurance coverage; and the results of a federal tax lien search in the counties wherein each parcel of Real Property is located and each Borrower has its principal place of business. [Intentionally omitted];

a copy of the certificate of occupancy for each building located on each parcel of Real Property issued by the appropriate zoning jurisdiction; evidence satisfactory to Bank of compliance with all building and zoning codes applicable to each parcel of Real Property;

evidence to Bank's satisfaction in its sole discretion that no portion of the Real Property is located in a Special Flood Hazard Area or is otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Emergency Management Agency; and two (2) fully executed originals of each Mortgage.

APPRAISAL. Borrowers shall have delivered to Bank an appraisal of each parcel of Real Property, which appraisal shall be in amounts and in form and substance reasonably satisfactory to Bank.

SECTION 4.9. ENVIRONMENTAL REPORT. Borrowers shall have delivered to Bank the Phase I Environmental Assessment Reports identified on Schedule 7.8 to this Agreement for each parcel of Real Property (the "Environmental Reports") prepared by an environmental consultant acceptable to Bank, which report shall be satisfactory to Bank in it sole discretion. Borrower shall provide evidence satisfactory to Bank confirming that the recommendations from the Environmental Reports delivered to Bank for the Real Property located in (a) Bad Axe, Michigan and (b) Waterford, Michigan have been fully implemented or, to the extent it is not reasonably feasible to implement such recommendations prior to Closing, Borrower shall (i) develop a schedule for completing, (ii) diligently pursue the completion of and (iii) complete the recommendations within six (6) months following Closing.

      SECTION 4.10. INSURANCE CERTIFICATE. Borrowers shall have delivered to Bank evidence of insurance on ACORD 27 form, and otherwise satisfactory to Bank, of adequate personal property and liability insurance of Borrowers, with Bank listed as loss payee and additional insured.

SECTION 4.11. FIGGIE INVESTMENT. Borrowers shall deliver to Bank copies of all material documentation relating to the investment in Borrowers by Harry Figgie, Jr. ("Mr. Figgie"), satisfactory to Bank, together with evidence of an aggregate $1,500,000 investment of equity by Mr. Figgie prior to the Closing Date. In addition, Borrowers shall deliver to Bank evidence of a loan in the amount of $1,500,000 by Mr. Figgie to Borrowers on or prior to the Closing Date, provided such loan must be subordinated in all respects to the Debt pursuant to a Subordination Agreement among Mr. Figgie, Borrowers and Bank in the form attached hereto as Exhibit F.

SECTION 4.12. MINIMUM EXCESS AVAILABILITY. On the Closing Date, the Unused Availability shall not be less than One Million Five Hundred Thousand Dollars ($1,500,000).

SECTION 4.13. MISCELLANEOUS. Borrowers shall have provided such other items and conditions as may be reasonably required by Bank.

COVENANTS

Each Borrower agrees that so long as the Commitment remains in effect and thereafter until all of the Debt shall have been paid in full, such Borrower shall perform and observe, and shall cause each Subsidiary to perform and observe, each of the following provisions:

INSURANCE. Borrowers shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property and against such risks as is customary for entities in such Borrower's industry and of such Borrower's size and in such form, written by such companies, in such amounts and for such period, as may be reasonably acceptable to Bank, with provisions satisfactory to Bank for payment of all losses thereunder to Bank and Borrowers as their interests may appear (loss payable endorsement in favor of Bank), and, if required by Bank, Borrowers shall deposit the policies with Bank. Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to Bank. Any sums received by Bank in payment of insurance losses, returns, or unearned premiums under the policies may, at the option of Bank, be applied upon any Debt whether or not the same is then due and payable, or may be delivered to Borrowers for the purpose of replacing, repairing, or restoring the insured property. Bank is hereby authorized to act as attorney-in-fact for Borrowers in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, Bank may, at its option, provide such insurance and Borrowers shall pay to Bank, upon demand, the cost thereof. Should Borrowers fail to pay such sum to Bank upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within twenty (20) days of Bank's written request, Borrowers shall furnish to Bank such information about any Company's insurance as Bank may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to Bank and certified by a Financial Officer of each Borrower.

MONEY OBLIGATIONS. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate reserves have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. 206-207) or any comparable provisions; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate reserves have been established in accordance with GAAP) before such payment becomes overdue.

FINANCIAL STATEMENTS. Borrowers shall furnish to Bank:

within thirty (30) days after the end of each month, balance sheets of each Borrower as of the end of such quarter and statements of income (loss), stockholders' equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail reasonably satisfactory to Bank and certified by a Financial Officer of each Borrower, together with a certificate of such officer setting forth the Unmatured Events of Default and Events of Default coming to such Financial Officer's attention or, if none, a statement to that effect; within one hundred twenty (120) days after the end of each fiscal year of each Borrower, an annual audit report of such Borrower for that year prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail reasonably satisfactory to Bank and certified by an independent public accountant satisfactory to Bank, which report shall include balance sheets and statements of income (loss), stockholders' equity and cash-flow for that period. In addition, Borrowers shall use reasonable efforts to cause the accountant to deliver a certificate by the accountant setting forth the Unmatured Events of Default and Events of Default coming to its attention during the course of its audit or, if none, a statement to that effect; within thirty
(30) days after the end of each quarter, a Compliance Certificate; with the delivery of the annual financial statements in (b) above, a copy of any management report, letter or similar writing furnished to the Companies by the accountants in respect of the Companies' systems, operations, financial condition or properties; within thirty (30) days after the end of each month, the accounts receivable and accounts payable aging reports and an inventory list of Borrowers, each as of the end of such month, in form and substance reasonably satisfactory to Bank and signed by a Financial Officer of each Borrower.

(f) prior to March 31 of each year, an annual month-by-month budget for each Borrower including (i) balance sheet, (ii) income statement, and (iii) statement of cash flows.

(g) within ten (10) days of Bank's written request, such other information about the financial condition, properties and operations of any Company as Bank may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to Bank and certified by a Financial Officer of the Company or Companies in question; and

(h) copies of all reports and other materials of each Borrower filed with the Securities and Exchange Commission.

FINANCIAL RECORDS. Each Company shall at all times maintain true and complete records and books of account including, without limiting the generality of the foregoing, appropriate reserves for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon prior notice to such Company) permit Bank to examine that Company's books and records and to make excerpts therefrom and transcripts thereof.

FRANCHISES. Each Company shall preserve and maintain at all times its existence, rights and franchises except where the failure to preserve or maintain such rights and franchises would not reasonably be expected to have a Material Adverse Effect.

ERISA COMPLIANCE. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrowers shall furnish to Bank (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof, a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrowers shall promptly notify Bank of any material taxes assessed, proposed to be assessed or which a Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As soon as practicable, and in any event within twenty (20) days, after any Company becomes aware that an ERISA Event has occurred, such Company shall provide Bank with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrowers shall, at the request of Bank, deliver or cause to be delivered to Bank true and correct copies of any document relating to the ERISA Plan of any Company.

FINANCIAL COVENANTS.

MINIMUM FIXED CHARGE COVERAGE RATIO. Borrowers shall not suffer or permit the Fixed Charge Coverage Ratio, determined as of (i) December 31, 2004, for its then most-recently ended four Fiscal quarters, to be less than 1.10 to 1.00,
(ii) March 31, 2005, for its then most-recently ended Fiscal quarter, to be less than 1.10 to 1.00, (iii) June 30, 2005, for its then most-recently ended two Fiscal quarters, to be less than 1.10 to 1.00, (iii) September 30, 2005, for its then most-recently ended three Fiscal quarters, to be less than 1.15 to 1.00, and (iv) December 31, 2005 and the end of each of its successive Fiscal quarters, for the then most-recently ended four Fiscal quarters, to be less than
1.20 to 1.00.

MAXIMUM SENIOR LEVERAGE RATIO. Borrowers shall not suffer or permit the Ratio of Funded Debt to EBITDA, determined as of (i) December 31, 2004 and March 31, 2005, for its then most-recently ended four Fiscal quarters, to exceed 3.50 to 1.00, (ii) June 30, 2005 and September 30, 2005, for its then most-recently ended four Fiscal quarters, to exceed 3.00 to 1.00, and (iii) December 31, 2005 and the end of each of its successive Fiscal quarters, for the then most-recently ended four Fiscal quarters, to exceed 2.50 to 1.00.

CAPITAL EXPENDITURES. Borrowers shall not make or commit to make Capital Expenditures, determined as of December 31, 2005 and the end of each of its successive Fiscal quarters, for the then most-recently ended four Fiscal quarters, to exceed $650,000.

(d) TANGIBLE NET WORTH. Borrowers shall not permit its Tangible Net Worth, determined as of September 30, 2004 and the end of each of its successive Fiscal quarters, to be less than the sum of (i) $6,800,000 plus (ii) 50% of Borrowers positive Consolidated Net Earnings since July 31, 2004.

BORROWING. No Company shall create, incur or have outstanding any obligation for borrowed money or any Indebtedness of any kind; provided, that this Section shall not apply to (a) the Loans; (b) any loan granted to a Borrower evidenced by a promissory note issued pursuant to any other agreement hereafter in effect so long as the aggregate principal amount of all such loans does not exceed Fifty Thousand Dollars ($50,000) at any time outstanding; (c) the indebtedness set forth in Schedule 5.8 attached hereto and made a part hereof; (d) lease obligations of the Companies pursuant to the leases of vehicles and office equipment referenced on Schedule 5.9 hereof; or (e) loans to a Company from a Company so long as each such Company is a Borrower.

LIENS. No Company shall create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section shall not apply to the following:

      Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business, and (iii) are subordinate to the Liens of Bank or secure obligations of the Companies not to exceed $25,000 in the aggregate at any time; Liens set forth on Schedule 5.9 hereto; Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to a Borrower; any mortgage, security interest or Lien securing only indebtedness incurred to Bank; purchase money Liens on fixed assets securing the loans pursuant to Section 5.8
(b) hereof, provided that such Lien only attaches to the property thereby acquired; or easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company.

No Company shall enter into any contract or agreement that would prohibit Bank from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of a Company.

REGULATIONS U AND X. No Company shall take any action that would result in any non-compliance of the Loans made hereunder with Regulations U and X of the Board of Governors of the Federal Reserve System.

INVESTMENTS AND LOANS. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership,
(d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (except for a guaranty of Indebtedness permitted to be incurred pursuant to Section 5.8 hereof); provided, that this Section shall not apply to (i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business, (ii) any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank of the Federal Reserve System, (iii) any investment in commercial paper or securities that at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody's Investor Service, Inc. or Standard and Poor's Corporation; (iv) the holding of Subsidiaries listed on Schedule 7.1 attached hereto and made a part hereof; (v) loans to a Company from a Company so long as each such Company is a Borrower and
(vi) advances by a Company to its
employees in the ordinary course of business provided that the amount of such advances shall not exceed $100,000 in the aggregate at any time.

MERGER; ACQUISITION; SALE OF ASSETS. No Company shall (a) merge or consolidate with any other Person; (b) sell, lease or transfer or otherwise dispose of any assets, including, without limitation, the sale of any accounts receivable, to any Person other than (i) sales of Inventory in the ordinary course of business,
(ii) sales or other dispositions of Equipment that is obsolete or no longer useful in such Company's business and (iii) the sale or other disposition of other assets having a book value not exceeding $50,000 in any given fiscal year; or (c) acquire substantially all of the assets or stock of any Person. Notwithstanding the foregoing, (i) any Subsidiary may merge with and into a Borrower and (ii) any Borrower may merge with and into another Borrower.

NOTICE. Borrowers shall cause a Financial Officer of Borrowers to promptly notify Bank whenever any Unmatured Event of Default or Event of Default may occur hereunder or any representation or warranty made in Article VII hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete.

ENVIRONMENTAL COMPLIANCE. With the exception of any conditions which Borrowers are obligated to remediate pursuant to Section 4.9 of this Agreement, each Company shall comply in all respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which a Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Each Company shall furnish to Bank, promptly after receipt thereof, a copy of any notice such Company may receive from any governmental authority or private Person or otherwise that any litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous substances, hazardous waste, solid waste or other wastes on, under or to the Real Property or any real property in which any Company holds any interest or performs any of its operations in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any governmental authority or private Person or otherwise. Borrowers shall defend, indemnify and hold Bank harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including reasonable attorneys fees) arising out of any matter relating to the health, safety or the environment, the presence of hazardous substances on the Real Property or under any Environmental Law other than any such costs, expenses, claims, damages, penalties and liabilities resulting from Bank's willful misconduct. Borrowers shall comply with the remediation requirements set forth in Section 4.9 hereof with regard to remediation of the Real Property, if any.

AFFILIATE TRANSACTIONS. No Company shall, or shall permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Company on terms that are materially less favorable to such Company or such Subsidiary, as the case may be, than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit the payment of customary and reasonable directors' fees to directors who are not employees of a Company or any Affiliate of a Company.

USE OF PROCEEDS. Borrowers' use of the proceeds of the Notes shall be solely for working capital, acquisition financing and other general corporate purposes of Borrowers. Except as contemplated by Section 5.22 of this Agreement, in no event shall Borrowers permit any of the proceeds of the loan contemplated hereby to be transferred to Vultron International, Inc. or any Subsidiary that is not a Borrower hereunder.

CORPORATE NAMES AND LOCATION OF COLLATERAL. No Company shall change its corporate name, unless, in each case, such Company shall provide Bank with at least thirty (30) days written notice thereof. Borrowers shall also provide Bank with at least thirty (30) days prior written notification of: (a) any new locations where any Company's Inventory or Equipment is to be maintained; (b) any change in the location of the office where any Company's records pertaining to its Accounts are kept; (c) the location of any new material places of business and the closing of any of its material existing places of business; and
(d) any change in any Company's chief executive office. Each Borrower authorizes Bank to file new or amended financing statements if required to maintain first priority perfection of security interest, in Bank's sole judgment, and Borrowers shall pay all filing and recording fees and taxes in connection with the filing or recordation of such financing statements and shall promptly reimburse Bank therefor if Bank pays the same. Such amounts shall be Related Expenses hereunder.

RESTRICTED PAYMENTS. No Company shall (a) make any payments of any kind with respect to Subordinated Indebtedness, or (b) pay or commit itself to pay any Capital Distributions at any time. Notwithstanding the foregoing, (i) during calendar year 2004 each Company may declare and pay dividends on its capital stock in an aggregate amount not to exceed $60,000, and (ii) beginning in calendar year 2005 and thereafter, each Company may declare and pay dividends on its capital stock at such times and in such amounts as determined by such Company in its discretion, provided that in each case, no Event of Default or Unmatured Event of Default shall exist after giving effect to such payment of dividends.

AMENDMENT OF GOVERNING DOCUMENTS. No Company shall amend any of its Governing Documents in a manner adverse to Bank without the prior written consent of Bank, which consent shall not be unreasonably withheld.

COLLATERAL. Borrowers shall:

      at all reasonable times, and with prior notice from Bank, allow Bank by or through any of its officers, Banks, employees, attorneys, or accountants to (i) examine, inspect, and make extracts from each Borrower's books and other records, including, without limitation, the tax returns of Borrowers; (ii) arrange for verification of each Borrower's Accounts, under reasonable procedures, directly with Account Debtors or by other reasonable methods; and
(iii) examine and inspect each Borrower's Inventory and Equipment, wherever located; promptly furnish to Bank upon request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of each Borrower's Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as Bank may request; [Intentionally omitted]; upon the request of the Bank, mark its books and records of Accounts to indicate the security interest granted to Bank hereunder; maintain the Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof and promptly inform Bank of any material additions to or deletions from the Equipment; and upon reasonable request of Bank, promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, and instruments as Bank reasonably may require, including, without limitation, financing statements, so as to completely vest in and ensure to Bank its rights hereunder and in or to the Collateral.

If certificates of title or applications for title are issued or outstanding with respect to any Borrower's Inventory or Equipment, such Borrower shall, upon request of Bank, (i) execute and deliver to Bank a short form security agreement, in form acceptable to Bank, and
(ii) deliver such certificate or application to Bank and cause the interest of Bank to be properly noted thereon. Each Borrower hereby authorizes Bank or Bank's designated Bank (but without obligation by Bank to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Unmatured Event of Default or Event of Default), and Borrowers shall promptly repay, reimburse, and indemnify Bank for any and all Related Expenses. If any Borrower fails to keep and maintain the Equipment in good operating condition, following written notice to Borrowers, Bank may (but shall not be required to) so maintain or repair all or any part of the Equipment and the cost thereof shall be a Related Expense. All Related Expenses are payable to Bank upon demand therefor; Bank may, at its option, debit Related Expenses directly to the Revolving Credit Note or any other Note.

BANKING RELATIONSHIP. Until payment in full of the Debt, each Company shall maintain all of its banking and depository relationships with Bank.

VULTRON INTERNATIONAL. Vultron International, Inc. (a) does not own any material assets other than a leasehold interest (the "Vultron International Lease") in certain real property located in the United Kingdom, and (b) will be dissolved within one year following the Closing Date. In addition, Vultron International, Inc. may not receive any proceeds of the Loan with the exception of an amount not to exceed $15,000 per month for lease payments (the "Lease Payments") as required under the Vultron International Lease. Borrowers shall cause Vultron International to use reasonable efforts to enter into a sublease with respect to the Vultron International Lease and any proceeds of any such sublease shall be used in satisfaction of the Lease Payments.

SECURITY

SECURITY INTEREST IN COLLATERAL. In consideration of and as security for the full and complete payment of all of the Debt, each Borrower does hereby grant to Bank a security interest in and an assignment of the Collateral.

COLLECTIONS AND RECEIPT OF PROCEEDS BY BORROWERS. Prior to exercise by Bank of its rights under Article VIII of this Agreement, both (a) the lawful collection and enforcement of all of each Borrower's Accounts, and (b) the lawful receipt and retention by each Borrower of all Proceeds of all of such Borrower's Accounts and Inventory shall be as the agent of Bank. At the Closing Date, a Cash Collateral Account shall be opened by Borrowers at the main office of Bank and all such lawful collections of each Borrower's Accounts and such Proceeds of each Borrower's Accounts and Inventory shall be remitted daily by each Borrower to Bank in the form in which they are received by Borrowers, either by mailing or by delivering such collections and Proceeds to Bank, appropriately endorsed for deposit in the Cash Collateral Account. In the event that such notice is given to any Borrower from Bank, Borrowers shall not commingle such collections or Proceeds with any of any Borrower's other funds or property, but shall hold such collections and Proceeds separate and apart therefrom upon an express trust for Bank. In such case, Bank may, in its sole discretion, at any time and from time to time, apply all or any portion of the account balance in the Cash Collateral Account as a credit against (i) the outstanding principal or interest of any Note or Notes, or (ii) any other Debt. If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against Bank on its warranties of collection, Bank may charge the amount of such item against the Cash Collateral Account or any other Deposit Account maintained by Borrowers with Bank, and, in any event, retain the same and each Borrower's interest therein as additional security for the Debt. Bank may, in its sole discretion, at any time and from time to time, release funds from the Cash Collateral Account to Borrowers for use in Borrowers' business. The balance in the Cash Collateral Account may be withdrawn by Borrowers upon termination of this Agreement and payment in full of all of the Debt. Borrowers shall cause all remittances representing collections and Proceeds of Collateral to be mailed to a lock box in Cleveland, Ohio, so that

Bank shall have access for the processing of such items in accordance with the provisions, terms, and conditions of Bank's customary lock box agreement.

Bank, or Bank's designated agent, is hereby constituted and appointed Borrowers' attorney-in-fact with authority and power to endorse any and all instruments, documents, and chattel paper upon Borrowers' failure to do so. Such authority and power, being coupled with an interest, shall be (A) irrevocable until all of the Debt is paid, (B) exercisable by Bank at any time and without any request upon Borrowers by Bank to so endorse, and (C) exercisable in Bank's name or any Borrower's name. Each Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Bank shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

COLLECTIONS AND RECEIPT OF PROCEEDS BY BANK. Each Borrower hereby constitutes and appoints Bank, or Bank's designated agent, as such Borrower's attorney-in-fact to exercise all or any of the following powers that, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Debt:

to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in Bank's name or any Borrower's name, any and all of each Borrower's cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral; with prior written notice to Borrowers prior to the occurrence of an Unmatured Event of Default or an Event of Default, and without such notice after the occurrence and during the continuation of an Event of Default or an Unmatured Event of Default, to transmit to Account Debtors, on any or all of each Borrower's Accounts, notice of assignment to Bank thereof and Bank's security interest therein and to request from such Account Debtors at any time, in Bank's name or in each Borrower's name, information concerning such Borrower's Accounts and the amounts owing thereon; with prior written notice to Borrowers prior to the occurrence of an Unmatured Event of Default or an Event of Default, and without such notice after the occurrence and during the continuation of an Event of Default or an Unmatured Event of Default, to transmit to purchasers of any or all of any Borrower's Inventory, notice of Bank's security interest therein, and to request from such purchasers at any time, in Bank's name or in any Borrower's name, information concerning each Borrower's Inventory and the amounts owing thereon by such purchasers; with prior written notice to Borrowers prior to the occurrence of an Unmatured Event of Default or an Event of Default, and without such notice after the occurrence and during the continuation of an Event of Default or an Unmatured Event of Default, to notify and require Account Debtors on each Borrower's Accounts and purchasers of each Borrower's Inventory to make payment of their indebtedness directly to Bank; upon the occurrence and during the continuance of an Event of Default, to take or bring, in Bank's name or a Borrower's name, all steps, actions, suits, or proceedings deemed by Bank necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same into a Borrower's Cash Collateral Account or, at the option of Bank, to apply them as a payment against any Note or Notes or any other Debt.

USE OF INVENTORY AND EQUIPMENT. Until any Event of Default shall occur (unless and until such Event of Default is waived in writing Bank) and Bank shall give written notice to Borrower to the contrary, each Borrower may: (a) retain possession of and use its Inventory and Equipment in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon; (b) sell or lease its Inventory in the ordinary course of business; provided, however, that a sale or lease in the ordinary course of business does not include a transfer in partial or total satisfaction of an Indebtedness, except for transfers in satisfaction of partial or total purchase money prepayments by a buyer in the ordinary course of such Borrower's business; and (c) use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on such Borrower's business and (d) dispose of obsolete equipment and/or replace the same in accordance with the terms hereof.

FIELD AUDIT. Bank shall conduct field audits on a date approximately six (6) months from the Closing Date, on or about the first anniversary of the Closing Date and annually thereafter. The cost of which shall be borne by Borrowers. Bank, upon prior notice, may conduct additional field audits (a) at its own expense prior to an Event of Default that has not been waived or (b) at Borrowers' cost after an Event of Default.

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants, jointly and severally, that the statements set forth in this Article VII are true, correct and complete.

CORPORATE EXISTENCE; SUBSIDIARIES; FOREIGN QUALIFICATION. Each Company is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation and is duly qualified and authorized to do business and is in good standing as a foreign corporation in the jurisdictions set forth opposite its name on Schedule 7.1 hereof, that are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where the failure to so qualify will not cause or result in a Material Adverse Effect. Except for the other Borrowers, as the case may be, none of the Borrowers has any Subsidiaries.

CORPORATE AUTHORITY. Each Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Borrower is a party have been duly authorized and approved by such Borrower's Board of Directors and are the valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms. The execution, delivery and performance of the Loan Documents will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.9 of this Agreement) upon any assets or property of any Borrower under the provisions of such Borrower's Governing Documents or any agreement.

COMPLIANCE WITH LAWS. Each Company:

      except as expressly set forth in the documents and reports identified on
Schedule 7.8 to this Agreement, holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from federal, state, local, and foreign governmental and regulatory bodies necessary for the conduct of its business and is in substantial compliance with all applicable laws relating thereto except where such non-compliance would not reasonably be expected to have a Material Adverse Effect; except as expressly set forth in the documents and reports identified on Schedule 7.8 to this Agreement, is in substantial compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices; and

(c) is not in violation of or in default under any material agreement to which it is a party or by which its assets are subject or bound.

LITIGATION AND ADMINISTRATIVE PROCEEDINGS. Except as disclosed on Schedule 7.4 and Schedule 7.8, hereto, as to any of which would not reasonably be expected have a Material Adverse Effect, there are (a) no lawsuits, actions, investigations, or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or to the knowledge of such Company, threats of work stoppage, strike, or pending demands for collective bargaining.

TITLE TO ASSETS. Each Company has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereto.

LIENS AND SECURITY INTERESTS. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there are no financing statements of record covering any personal property of any Company, other than a financing statement in favor of Bank, if any; (b) there is no mortgage outstanding covering any real property of any Company, other than a mortgage in favor of Bank; and (c) no real or personal property of any Company is subject to any security interest or Lien of any kind other than any security interest or Lien that may be granted to Bank. Except for Liens permitted pursuant to Section 5.9 hereof, Bank has a valid and enforceable first security interest in the Collateral. No Company has entered into any contract or agreement that exists on or after the Closing Date that would prohibit Bank from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of any Company.

TAX RETURNS. All federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein or the failure to do so would not reasonably be expected to cause or result in a Material Adverse Effect. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

ENVIRONMENTAL LAWS. Except as expressly set forth in the reports and documents set forth on Schedule 7.8, each Company and the Real Property are in compliance with any and all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as expressly set forth in the reports and documents set forth on Schedule 7.8, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. Except as expressly set forth in the reports and documents set forth on Schedule 7.8, no release, threatened release or disposal of hazardous substances, hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being cleaned up in accordance with Environmental
Laws), on, under or to the Real Property or any real property in which any Company holds any interest or performs any of its operations in violation of any Environmental Law. As used in this Section, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority or private Person or otherwise.

CONTINUED BUSINESS. There exists no actual, pending, or, to any Borrower's knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would materially affect adversely any Company in any respect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

EMPLOYEE BENEFITS PLANS. Schedule 7.10 hereto identifies each ERISA Plan. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts which a Controlled Group member is required, under applicable law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the "remedial amendment period" available under Code Section 401 (b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501 (a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described "remedial amendment period" has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described "remedial amendment period"; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the "accumulated benefit obligation" of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions") does not exceed the fair market value of Pension Plan assets.

CONSENTS OR APPROVALS. Except as set forth on Schedule 7.11 hereto, no consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

SOLVENCY. Each Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to Bank. None of the Borrowers is insolvent as defined in any applicable state or federal statute, nor will any Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Bank. None of the Borrowers Borrower is engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, talking into consideration the obligations to Bank incurred hereunder. None of the Borrowers intends to, nor does any Borrower believe that it will, incur debts beyond its ability to pay such debts as they mature.

FINANCIAL STATEMENTS. The Consolidated financial statements of Borrowers for the period ended as of June 30, 2004 furnished to Bank, are true and complete in all material respects, have been prepared in accordance with GAAP, and fairly present such Person's financial condition as of the dates of such financial statements and the results of their operations for the periods then ending.

REGULATIONS. None of the Borrowers is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal

Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation U or X of said Board of Governors.

MATERIAL AGREEMENTS. Except as disclosed on Schedule 7.15 hereto, no Company is a party to any (a) debt instrument; (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its "Affiliates" (as such term is defined in the Securities Exchange Act of 1934, as amended); (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days' notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement that, as to subsections (a) through
(f), above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

INTELLECTUAL PROPERTY. Each Company owns, possesses, or has the right to use all of the patents, patent applications, trademarks, service marks, copyrights, licenses, and rights with respect to the foregoing necessary for the conduct of its business without any known conflict with the rights of others.

INSURANCE. Each Company maintains insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 7.17 sets forth all insurance carried by the Companies, setting forth in detail the amount and type of such insurance.

ACCURATE AND COMPLETE STATEMENTS. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrowers, there is no known fact that any Company has not disclosed to Bank that has or would have a Material Adverse Effect.

DEFAULTS. No Unmatured Event of Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

PAYMENTS. If the principal or interest on any Note or any commitment or other fee shall not be paid in full punctually when due and payable.

SPECIAL COVENANTS. If any Company or any Obligor shall fail or omit to perform and observe Sections 5.5, 5.7, 5.8, 5.11, 5.12, 5.18 or 5.22 hereof.

OTHER COVENANTS. If any Company or any Obligor shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Sections 8.1 or 8.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company's or such Obligor's part, as the case may be, to be complied with, and that Unmatured Event of Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Borrowers by Bank that the specified Unmatured Event of Default is to be remedied.

REPRESENTATIONS AND WARRANTIES. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company or any Obligor to Bank or any other holder of any Note, shall be false or erroneous in any material respect.

CROSS DEFAULT. If any Company or any Obligor shall default in the payment of principal or interest due and owing upon any other obligation for borrowed money in excess of $25,000 beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity under the term of such agreement.

CHANGE IN CONTROL. If a Change in Control shall occur with respect to any Borrower other than TII.

MONEY JUDGMENT. A final judgment or order for the payment of money (which is not covered by insurance) in excess of the aggregate, for all such obligations for all such Companies and Obligors, of Fifty Thousand Dollars ($50,000) shall be rendered against any Company or any Obligor by a court of competent jurisdiction (and no appeal shall then be pending), that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired.

MATERIAL ADVERSE CHANGE. There shall have occurred any condition or event that Bank reasonably determines has or is reasonably likely to have a Material Adverse Effect on the rights and remedies of Bank under the Loan Documents or the ability of a Borrower to perform its respective obligations under the Loan Documents.

VALIDITY OF LOAN DOCUMENTS. (a) Any material provision, in the reasonable opinion of Bank, of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against a Borrower or Obligor; (b) the validity, binding effect or enforceability of any Loan Document against any Borrower or Obligor shall be contested by any Company or any other Obligor; (c) any Borrower shall deny that it has any or further liability or obligation thereunder; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Bank the benefits purported to be created thereby.

SOLVENCY. If any Company or any Obligor shall (a) die or discontinue business,
(b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition file against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for forty-five (45) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take any action in order thereby to effect any of the foregoing or omit to take any action in order to prevent any of the foregoing.

REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere,

OPTIONAL DEFAULTS. If any Event of Default referred to in Section 8.1, 8.2., 8.3, 8.4, 8.5, 8.6, 8.7, 8.8 or 8.9 hereof shall occur and is continuing, Bank shall have the right, in its discretion, to give written notice to Borrowers, to:

terminate the Commitment and the credits hereby established, if not previously terminated, and, immediately upon such election, the obligation of Bank to make any further Loan hereunder immediately shall be terminated, and/or accelerate the maturity of all of the Debt (if the Debt is not already due and payable), whereupon all of the Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrowers.

AUTOMATIC DEFAULTS. If any Event of Default referred to in Section 8.10 hereof shall occur:

      the Commitment and the credits hereby established shall automatically and immediately terminated, if not previously terminated, and Bank thereafter shall not be under any obligation to grant any further Loan hereunder, and the principal of and interest then outstanding on all Notes, and all of the Debt, shall thereupon become and thereafter be immediately due and payable in full (if the Debt is not already due and payable), all without any presentment, demand or notice of any kind, that are hereby waived by Borrowers.

OFFSETS. If there shall exist any Event of Default referred to in Section 8.11 hereof or if the maturity of the Notes is accelerated pursuant to Section 9.1 or
9.2 hereof, Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrowers to Bank, whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by Bank to or for the credit or account of Borrowers, all without notice to or demand upon Borrowers or any other Person, all such notices and demands being hereby expressly waived by Borrowers.

COLLATERAL. Upon the occurrence and during the continuance of any Event of Default, Bank shall have the rights and remedies of a secured party under the Ohio Revised Code, in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other writing executed by Borrowers or otherwise provided by law. Bank may require Borrowers to assemble the Collateral, that Borrowers agrees to do, and make it available to Bank at a reasonably convenient place to be designated by Bank. Bank may, with or without notice to or demand upon Borrowers and with or without the aid of legal process, make use of such force (to the extent permitted by law) as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to Borrowers. After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to Borrowers personally or any other Person or property, all of which each Borrower hereby waives, and upon such terms and in such manner as Bank may deem advisable, Bank, in its discretion, may sell, assign, transfer and deliver any of the Collateral at any time, or from time to time. No prior notice need be given to Borrowers or to any Person in the case of any sale of Collateral that Bank determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case Bank shall give Borrowers not fewer than ten (10) days' prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. Each Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, Bank may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights each Borrower hereby waives and releases. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, Bank may apply the net proceeds of each such sale to or toward the payment of the Debt, whether or not then due, in such order and by such division as Bank, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to Borrowers, and each Borrower shall remain liable for any deficiency. In addition, Bank shall at all times have the right to obtain new appraisals of Borrowers or the Collateral, the cost of which shall be paid by Borrowers.

MISCELLANEOUS

RENEWAL. Upon written notice from Borrowers received by Bank not later than sixty (60) days before the expiration of the Commitment Period, Borrowers may request a three hundred sixty four (364) day extension or renewal of the Revolving Credit Commitment. Upon receipt of such notice, Bank may, but shall not be obligated to, grant an extension or renewal, in all events on such terms and conditions (including reasonable fees and expenses) as Bank deems appropriate in its discretion.

NO WAIVER; CUMULATIVE REMEDIES; RELATIONSHIP OF PARTIES. No omission or course of dealing on the part of Bank or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise. Nothing contained in this Agreement and no action taken by Bank pursuant hereto shall be deemed to constitute Borrowers and Bank a partnership, association, joint venture or other entity. The relationship between each Borrower and Bank with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditor, respectively, and Bank shall have no fiduciary obligation toward Borrowers with respect to any such documents or the transactions contemplated thereby.

AMENDMENTS, CONSENTS. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by Bank and Borrowers and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to a Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, or if to Bank, mailed or delivered to it, addressed to the address of Bank specified on the signature pages of this Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices pursuant to any of the provisions hereof shall not be effective until received. Any notice delivered hereunder by Bank to one or more Borrowers shall constitute notice thereof to all Borrowers.

COSTS, EXPENSES AND TAXES. Borrowers agree, jointly and severally, to pay on demand all costs and expenses of Bank, and all Related Expenses, including but not limited to, (a) administration, travel and out-of-pocket expenses, including but not limited to attorneys fees and expenses, of Bank in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) expenses of Bank in connection with the administration of this Agreement, the Notes and the other instruments and documents to be delivered hereunder, (c) the reasonable fees and out-of-pocket expenses of special counsel for Bank, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto, and (d) all costs and expenses, including reasonable attorneys' fees, in connection with the restructuring or enforcement of the Debt, this Agreement or any Related Writing. In addition, Borrowers shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of any Loan Document, and the other instruments and documents to be delivered hereunder, and agrees to hold Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees except such liabilities resulting from the willful misconduct of the Bank.

INDEMNIFICATION. Each Borrower agrees, jointly and severally, to defend, indemnify and hold harmless Bank from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorney fees), or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Bank in connection with any investigative, administrative or judicial proceeding (whether or not Bank shall be designated a party thereto) or any other claim by any Person relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of the Loans or any of the Debt, or any activities of any Company or any Obligor or any of their respective affiliates; provided that Bank shall not have the right to be indemnified under this Section 10.6 for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. All obligations provided for in this Section 10.6 shall survive any termination of this Agreement.

BINDING EFFECT; ASSIGNMENT. This Agreement shall become effective when it shall have been executed by Borrowers and Bank and thereafter shall be binding upon and inure to the benefit of Borrowers and Bank and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Bank.

GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrowers and Bank shall be governed by Ohio law, without regard to principles of conflict of laws. Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Debt or any Related Writing, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court in the Northern District of Ohio. Each Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SEVERABILITY OF PROVISIONS; CAPTIONS. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.

JOINT AND SEVERAL LIABILITY.

Each Borrower states and acknowledges that: (i) pursuant to this Agreement, Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible as if they were merged into a single corporate entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to such Borrower if each Borrower were not jointly and severally liable for payment of the obligations; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of Bank hereunder and a desire of Borrowers that each Borrower execute and deliver to Bank this Agreement; and (iv) Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

Each Borrower shall be liable for all amounts due to Bank from any Borrower under this Agreement, regardless of which either Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans received by any Borrower or the manner in which Bank accounts for such Loans or other extensions of credit on its books and records (without limiting the foregoing, each Borrower shall be liable for the Loans made to each other Borrower). Each Borrower's obligations with respect to Loans made to it, and each Borrower's obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Loans made to another Borrower hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of such Borrower.

Each Borrower's obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans or other extensions of credit made to another Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the obligations of any other Borrower, (ii) the absence of any attempt to collect the obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same,
(iii) the waiver, consent, extension, forbearance or granting of any indulgence by Bank with respect to any provision of any instrument evidencing the obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to Bank, (iv) the failure by Bank to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Borrower, (v) Bank's election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the United States Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the United States Bankruptcy Code, (vii) the disallowance of all or any portion of Bank's claim for the repayment of the obligations of any other Borrower under Section 502 of the United States Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to each Borrower's obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans or other extensions of credit made to any Borrower hereunder, such Borrower waives, until the obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Bank now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the obligations, and any benefit of, and any right to participate in, any security or collateral given to Bank to secure payment of the obligations or any other liability of any other Borrower to Bank.

Each Borrower agrees if such Borrower's joint and several liability hereunder, or if any Liens securing such joint and several liability, would, but for the application of this sentence, be unenforceable under applicable law, such joint and several liability and each such Lien shall be valid and enforceable to the maximum extent that would not cause such joint and several liability or such Lien to be unenforceable under applicable law, and such joint and several liability and such Lien shall be deemed to have been automatically amended accordingly at all relevant times. Upon the occurrence and during the continuance of any Event of Default, Bank may proceed directly and at once, without notice, against a Borrower to collect and recover the full amount, or any portion of the obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the obligations. Each Borrower consents and agrees that Bank shall be under no obligation to marshal any assets in favor of such Borrower or against or in payment of any or all of the obligations.

Borrowers are obligated to repay the obligations as joint and several obligors under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the obligations constituting Loans made to another Borrower hereunder or other obligations incurred directly and primarily by any other Borrower (an "Accommodation Payment"), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and, be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower's "Allocable Amount" (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the "Allocable Amount" of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (i) rendering such Borrower "insolvent" within the meaning of Section 101 (31) of the Bankruptcy Code,
Section 2 of the Uniform Fraudulent Transfer Act ("UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA"), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the United States Bankruptcy Code, Section 4 of the UFTA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of
Section 548 of the United States Bankruptcy Code or Section 4 of the UFTA, or
Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

ENTIRE AGREEMENT. This Agreement, any Note, any Related Writing and any other agreement, document or instrument attached hereto or referred to herein or executed on or as of the Closing Date integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

PATRIOT ACT NOTICE. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrowers: when a Borrower opens an account, if the Borrower is an individual, the Bank will ask for the Borrower's name, residential address, date of birth, and other information that will allow the Bank to identify the Borrower, and, if the Borrower is not an individual, the Bank will ask for the Borrower's name, employer identification number, business address, and other information that will allow the Bank to identify the Borrower. The Bank may also ask, if the Borrower is an individual, to see the Borrower's driver's license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower's legal organizational documents or other identifying documents.

RULE OF CONSTRUCTION. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

                  [Remainder of Page Intentionally Left Blank.]

JURY TRIAL WAIVER. BORROWERS AND BANK WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY BORROWER AND BANK, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY BANK'S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG ANY BORROWER AND BANK.

TRANS-INDUSTRIES, INC.                       TRANSIGN, INC.

By: /s/ Kai Kosanke                          By: /s/ Kai Kosanke
    --------------------------------             -------------------------------
Title:   Chief Financial Officer             Title:   Treasurer
Address: 2637 S. Adams Road                  Address: 2637 S. Adams Road
         Rochester Hills, MI 48309                    Rochester Hills, MI 48309

VULTRON, INC.                                THE LOBB COMPANY

By: /s/ Kai Kosanke                          By: /s/ Kai Kosanke
    --------------------------------             -------------------------------
Title:   Treasurer                           Title:   Treasurer
Address: 2637 S. Adams Road                  Address: 2637 S. Adams Road
         Rochester Hills, MI 48309                    Rochester Hills, MI 48309

TRANSMATIC, INCORPORATED

By: /s/ Kai Kosanke
    --------------------------------
Title:   Treasurer
Address: 2637 S. Adams Road
         Rochester Hills, MI 48309

THE HUNTINGTON NATIONAL BANK

By: /s/ Daniel W. Lally
    --------------------------------
Title:   Vice President
Address: 917 Euclid Avenue
         Cleveland, Ohio 44114
         Attention:  Daniel W. Lally

                                    EXHIBIT A

                              REVOLVING CREDIT NOTE

$6,000,000.00                                                    Cleveland, Ohio
                                                          As of August ___, 2004

FOR VALUE RECEIVED, the undersigned, TRANS-INDUSTRIES, INC, a Delaware corporation ("TII"), TRANSIGN, INC., a Michigan corporation ("Transign"), TRANSMATIC, INCORPORATED, a Delaware corporation ("Transmatic"), Vultron, Inc., a Delaware corporation ("Vultron"), and THE LOBB COMPANY, a Michigan corporation ("Lobb" and, collectively with TII, Transign, Transmatic and Vultron, "Borrowers" and each individually, a "Borrower"), jointly and severally promise to pay to the order of THE HUNTINGTON NATIONAL BANK ("Bank") at its office at 917 Euclid Avenue, Cleveland, Ohio 44114, or at such other place as Bank shall designate, the principal sum of SIX MILLION AND 00/100........................
.......................... DOLLARS or the aggregate unpaid principal amount of all Revolving Loans made by Bank to Borrowers pursuant to Section 2.1A of the Credit and Security Agreement, whichever is less, in lawful money of the United States of America. As used herein, "Credit and Security Agreement" means the Credit and Security Agreement dated as of August ___, 2004, among Borrowers and Bank, as the same may from time to time be amended, restated or otherwise modified. Capitalized terms used herein shall have the meanings ascribed to them in the Credit and Security Agreement.

Borrowers also promise, jointly and severally, to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.1 A of the Credit and Security Agreement. Such interest shall be payable on each date provided for in Section 2.1 A; provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Loans, and payments of principal of any thereof, shall be shown on the records of Bank by such method as Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from Borrowers' obligations under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit and Security Agreement, the principal hereof shall bear interest, until paid, at a rate per annum which shall be the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds. In the event of a failure to pay interest or principal, when the same becomes due, Bank may collect and Borrowers agrees to pay a late charge of an amount equal to five percent (5%) of the amount of such late payment; provided, however, that such late payment charge shall not begin to be accrue until ten (10) days after the date such payment became due.

This Note is the Revolving Credit Note referred to in the Credit and Security Agreement. Reference is made to the Credit and Security Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued. Except as expressly provided in the Credit and Security Agreement, each Borrower expressly waives presentment, demand, protest and notice of any kind.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

Each of the undersigned authorizes any attorney at law at any time or times after the maturity hereof (whether maturity occurs by lapse of time or by acceleration) to appear in any state or federal court of record in the United States of America, to waive the issuance and service of process, to admit the maturity of this Note and the nonpayment thereof when due, to confess judgment against the undersigned in favor of the holder of this Note for the amount then appearing due, together with interest and costs of suit, and thereupon to release all errors and to waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned. Each of the undersigned agrees that Bank's attorney may confess judgment pursuant to the foregoing warrant of attorney. The undersigned further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a reasonable legal fee or other reasonable compensation from Bank. Executed as of the ____ day of August, 2004.

TRANS-INDUSTRIES, INC.                       TRANSIGN, INC.

By:____________________________              By:____________________________

Title:_________________________              Title:_________________________

VULTRON, INC.                                THE LOBB COMPANY

By:____________________________              By:____________________________

Title:_________________________              Title:_________________________

TRANSMATIC, INCORPORATED

By:_____________________________

Title:__________________________

"WARNING -- BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT OR ANY OTHER CAUSE."

                                    EXHIBIT B

                                    TERM NOTE

$2,000,000.00                                                    Cleveland, Ohio
                                                          As of August ___, 2004

FOR VALUE RECEIVED, the undersigned, TRANS-INDUSTRIES, INC, a ________ corporation ("TII"), Transign, Inc., a ___________ corporation ("Transign"), TRANS-INDUSTRIES, INC, a Delaware corporation ("TII"), TRANSIGN, INC., a Michigan corporation ("Transign"), TRANSMATIC, INCORPORATED, a Delaware corporation ("Transmatic"), Vultron, Inc., a Delaware corporation ("Vultron"), and THE LOBB COMPANY, a Michigan corporation ("Lobb" and, collectively with TII, Transign, Transmatic and Vultron, "Borrowers" and each individually, a "Borrower"), promises to pay to the order of THE HUNTINGTON NATIONAL BANK ("Bank") at its office at 917 Euclid Avenue, Cleveland, Ohio 44114, or at such other place as Bank shall designate, the principal sum of TWO MILLION
00/100...................................................................DOLLARS
in lawful money of the United States of America as provided in Section 2.1 B of the Credit and Security Agreement (defined below). As used herein, "Credit and Security Agreement" means the Credit and Security Agreement dated as of August ___, 2004, between Borrowers and Bank, as the same may from time to time be amended, restated or otherwise modified. Capitalized terms used herein shall have the meanings ascribed to them in the Credit and Security Agreement.

Borrowers also promise, jointly and severally, to pay interest on the unpaid principal amount of the Term Loan from time to time outstanding, from the date of the Term Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.1 B of the Credit and Security Agreement. Such interest shall be payable on each date provided for in Section 2.1 B; provided, however, that interest on any principal portion that is not paid when due shall be payable on demand.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit and Security Agreement, the principal hereof shall bear interest, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds. In the event of a failure to pay interest or principal, when the same becomes due, Bank may collect and Borrowers agree to pay a late charge of an amount equal to five percent (5%) of the amount of such late payment; provided, however, that such late payment charge shall not begin to accrue until ten (10) days after the date such payment became due. This Note is the Term Note referred to in the Credit and Security Agreement. Reference is made to the Credit and Security Agreement for a, description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued. Except as expressly provided in the Credit and Security Agreement, each Borrower expressly waives presentment, demand, protest and notice of any kind.

The undersigned authorizes any attorney at law at any time or times after the maturity hereof (whether maturity occurs by lapse of time or by acceleration) to appear in any state or federal court of record in the United States of America, to waive the issuance and service of process, to admit the maturity of this Note and the nonpayment thereof when due, to confess judgment against the undersigned in favor of the holder of this Note for the amount then appearing due, together with interest and costs of suit, and thereupon to release all errors and to waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned. The undersigned agrees that Bank's attorney may confess judgment pursuant to the foregoing warrant of attorney. The undersigned further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a reasonable legal fee or other reasonable compensation from Bank. Executed as of the ____ day of August, 2004.

TRANS-INDUSTRIES, INC.                          TRANSIGN, INC.

By:____________________________                 By:_____________________________

Title:_________________________                 Title:__________________________

VULTRON, INC.                                   THE LOBB COMPANY

By:____________________________                 By:_____________________________

Title:_________________________                 Title:__________________________

TRANSMATIC, INCORPORATED

By:____________________________

Title:_________________________

"WARNING -- BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT OR ANY OTHER CAUSE."

                                    EXHIBIT C

                           BORROWING BASE CERTIFICATE

                            LOAN & COLLATERAL REPORT           [HUNTINGTON BANKS
                                                                     LOGO]

LOAN & COLLATERAL REPORT NUMBER     100               DATE    DATE

   TOTAL APPROVED LINE             0.00      MAXIMUM INVENTORY LOAN $ 0.00

                           ACCOUNTS RECEIVABLE UPDATE

ADDITIONS:

(A) New Billings *                                     0.00
                                                -----------
      *  (Invoice No.   0
             through    0 inclusive)
(B) Miscellaneous (+/-)                                0.00
                                                -----------

      TOTAL ADDITIONS                           (2)    0.00
                                                ===========

DEDUCTIONS:

(A) Collections                                        0.00
                                                -----------
          (See Back)

(B) Discounts Allowed                                  0.00
                                                -----------
(C) Credit Memos / Debit Memos                         0.00
                                                -----------

(D) Miscellaneous (-)                                  0.00
                                                -----------
    (See Back Up)

    TOTAL GROSS COLLECTIONS                     (3)    0.00
                                                ===========

                               LOAN BALANCE UPDATE

Loan Outstanding on   DATE

From Previous Rept:    0                               0.00
                                                -----------

Less Collections                                       0.00
                                                -----------

Plus Advances                                          0.00
                                                -----------

New Loan Balance This Report                    (15)   0.00
                                                -----------

Plus L/C or Other Reserves                      (16)   0.00
                                                -----------

TOTAL LOANS AND OTHER LIABILITIES                      0.00
                                                ===========

                              BORROWING BASE STATUS

                                       ACCOUNTS
                                      RECEIVABLE       INVENTORY
                                      ----------       ---------
                                       MM/DD/YY        MM/DD/YY
                                       ---------       ---------
                As of Date                DATE           DATE
                ----------                ----           ----
(1)    Previous Collateral

       Balance per Report

               0                            0.00            0.00
                                       ---------       ---------

(2)+/- Misc. Adj. per Rec.                  0.00            0.00
                                       ---------       ---------

(3) +  Additions                            0.00            0.00
                                       ---------       ---------
(4)-   Collections/
       Withdrawals                          0.00            0.00
                                       =========       =========
(5)=   Balance
       Collateral                           0.00            0.00
                                       ---------       ---------

(6)-   Less Ineligibles as of        DATE

                                            0.00            0.00
                                       ---------       ---------
(7)=   Eligible
       A/R + Inventory                      0.00            0.00
                                       ---------       ---------
(8)x   Rate of
       Advance                                70%             40%
                                       ---------       ---------

(9)=   A/R + Inventory                 (A)             (B)**
       Totals                               0.00            0.00
                                       ---------       ---------

(10)   Other Collateral (C)
       (If Applicable)                      0.00
                                       =========
(11)   Borrowing Base Subtotal
       A/R+Inv+Other:  (A+B+C)                              0.00
                                                       ---------

(12)   Less Reserve for Unapplied Cash
       (Unapplied Cash x Advance Rate)                      0.00
                                                       ---------

(13)   Total Borrowing Base
       (Line 11 Minus Line 12)                              0.00
                                                       ---------

(14)   Maximum Borrowing Limit =
       (Lesser of Total Borrowing Base
        OR Total Approved Line)                             0.00
                                                       ---------

(15)   Less New Loan Balance                                0.00
                                                       ---------
(16)   Less L/C or Other Reserves                           0.00
                                                       =========
(17)   NEW AVAILABILITY
       (Line 14 Minus 15 and 16)                            0.00
                                                       =========

**    THIS IS THE LESSER OF YOUR MAXIMUM ALLOWABLE
      INVENTORY CAP OR THE INVENTORY TOTAL.

This Borrowing Base Report is delivered to the Bank pursuant to a certain Loan and Security Agreement, together with all the amendments thereto (the "Agreement") between the undersigned and the Bank. All capitalized terms not defined in this Report shall have the same meanings in the Agreement. The undersigned certifies the following: (1) each of the accounts referenced on line 7 above is an Eligible Account; (2) all of the inventory referenced above is Eligible Inventory; (3) any other collateral against which an advance has been requested hereunder is eligible collateral under the terms of the Agreement; (4) the above calculations are true and accurate in all respects; (5) each of the warranties contained in the Agreement are true and correct, except to the extent that the same relate to an earlier date; and (6) no Event of Default or Pending Default exists.

Borrower           NAME OF COMPANY

------------------------------------------
                   (Company Name)
By
------------------------------------------
                    (Signature)

              Person Preparing Report
------------------------------------------
          (Signer's Typed or Printed Name)

LOAN & COLLATERAL REPORT NUMBER        100

                   INDIVIDUAL DEPOSITS (DIRECT AND LOCKBOX):

DATE   DEPOSIT   A/R COLLECTIONS   DISCOUNTS  DEBITS    TOTAL A/R   NON-A/R   EXPLANATION
----   -------   ---------------   ---------  ------    ---------   -------   -----------
        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

        0.00          0.00           0.00      0.00       0.00       0.00

TOTALS  0.00          0.00           0.00      0.00       0.00       0.00
        ----          ----           ----      ----       ----       ----


Borrower            NAME OF COMPANY            Remittance Report #
--------------------------------------         ---------------------------------
            (Company Name)
By
---------------------------------------
              (Signature)

                                    EXHIBIT D

                             COMPLIANCE CERTIFICATE

                  For Fiscal Quarter ended ____________________

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1) I am the duly elected ______________ of TRANS-INDUSTRIES, INC, a Delaware corporation ("TII"), the duly elected _____________ of TRANSIGN, INC., a Michigan corporation ("Transign"), the duly elected ___________ of TRANSMATIC, INCORPORATED, a Delaware corporation ("Transmatic"), the duly elected ____________ of VULTRON, INC., a Delaware corporation ("Vultron"), and the duly elected ___________ of THE LOBB COMPANY, a Michigan corporation (collectively with TII, Transign, Transmatic and Vultron, "Borrowers");

      (2) I am familiar with the terms of that certain Credit and Security Agreement, dated as of August __, 2004, among Borrowers and The Huntington National Bank ("Bank") (as the same may from time to time be amended, restated or otherwise modified, the "Credit Agreement," the terms defined therein and not otherwise defined in this Certificate being used herein as therein defined), and the terms of the other Loan Documents, and we have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrowers during the accounting period covered by the attached financial statements;

      (3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted an Event of Default or an Unmatured Event of Default, at the end of the fiscal quarter covered by the attached financial statements or as of the date of this Certificate;

      (4) The representations and warranties made by Borrowers contained in each Loan Document are true and correct in all material respects as though made on and as of the date hereof (except with respect to representations and warranties specifically made as of a prior date which are true and correct as of such prior date); and

      (5) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

      IN WITNESS WHEREOF, I have signed this Certificate the ___ day of _________, 20___.

                                      __________________________________________

                                      By:_______________________________________

                                             Title:_____________________________

                                    EXHIBIT E

                                 NOTICE OF LOAN

                                                   [Date]_________________, ____

The Huntington National Bank
917 Euclid Avenue
Cleveland, Ohio 44114
Attention: ________________

Ladies and Gentlemen:

Each of the undersigned, ____________________, on behalf of TRANS-INDUSTRIES, INC, a Delaware corporation ("TII"), TRANSIGN, INC., a Michigan corporation ("Transign"), TRANSMATIC, INCORPORATED, a Delaware corporation ("Transmatic"), Vultron, Inc., a Delaware corporation ("Vultron"), and THE LOBB COMPANY, a Michigan corporation ("Lobb" and, collectively with TII, Transign, Transmatic and Vultron, "Borrowers" and each individually, a "Borrower"), refers to the Credit and Security Agreement, dated as of August __, 2004 (as the same may from time to time be amended, restated or otherwise modified, the "Credit and Security Agreement", the terms defined therein being used herein as therein defined), among Borrowers and The Huntington National Bank, and hereby gives you notice, pursuant to Section 2.2 of the Credit and Security Agreement that the undersigned hereby requests a Loan under the Credit and Security Agreement, and in connection therewith sets forth below the information relating to the Loan (the "Proposed Loan") as required by Section 2.2 of the Credit and Security
Agreement:

      The Business Day of the Proposed Loan is _______________, ____.

            The amount of the Proposed Loan is $__________________.

      The Proposed Loan is a:

            LIBOR Loan _____ (check here), with a ____ [specify 30, 60 or 90] day Interest Period

            Base Rate Loan _____ (check here; only available for Revolving Loans unless LIBOR Loans unavailable or if Bank otherwise permits).

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

      the representations and warranties contained in each Loan Document (other than those representations and warranties limited to a specific date) are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date; no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes an Unmatured Event of Default or Event of Default; and all other the conditions set forth in Section 2.2 and Article III of the Credit and Security Agreement have been satisfied.

                                           Very truly yours,

TRANS-INDUSTRIES, INC.                     TRANSIGN, INC.

By:_____________________________           By:_______________________________

Title: _________________________           Title: ___________________________

VULTRON, INC.                              THE LOBB COMPANY

By:_____________________________           By:_______________________________

Title: _________________________           Title: ___________________________

TRANSMATIC, INCORPORATED

By:_____________________________

Title:__________________________

                                    EXHIBIT F

                             SUBORDINATION AGREEMENT

      THIS SUBORDINATION AGREEMENT, dated as of August 18, 2004 (this "Agreement"), is by and among Harry E. Figgie, Jr. Trust Agreement, dated July 15, 1976, as modified (the "Subordinating Party"), Trans-Industries, Inc, a Delaware corporation, ("TII"), Transign, Inc., a Michigan corporation ("Transign"), Transmatic, Incorporated, a Delaware corporation ("Transmatic"), Vultron, Inc., a Delaware corporation ("Vultron") and The Lobb Company, a Michigan corporation ("Lobb" and, collectively with TII, Transign, Transmatic and Vultron, "Borrowers" and each individually, a "Borrower")and The Huntington National Bank ("Lender"). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement (defined below).

                                R E C I T A L S:

      A. Borrowers have requested that Lender make available to Borrowers certain loans (the "Loans") on the terms and conditions in that certain Credit and Security Agreement, dated as of August 18, 2004 (the "Credit Agreement"), by and among Borrowers and Lender.

      B. The Subordinating Party has loaned $1,500,000 to Borrowers on the terms and conditions set forth in that certain Convertible Promissory Note Purchase Agreement, dated as of August 18, 2004, and that certain Subordinated Convertible Promissory Note of even date herewith by the Borrowers in favor of the Subordinating Party in the original principal amount of $1,500,000 (the "Subordinated Note").

      C. The Subordinating Party is a stockholder of Borrowers.

      D. The Subordinating Party will receive substantial economic benefit from the Loans.

      NOW, THEREFORE, in consideration of Lender extending the Loans to Borrowers and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subordinating Party, Borrowers and Lender hereby agree as follows:

      1. Subordination. The Subordinating Party will not ask, demand, sue for, take or receive from Borrowers, by setoff or in any other manner, the whole or any part of any monies, whether for principal, interest, including, but not limited to, any and all post-petition interest owed by or on account of Borrowers to the Subordinating Party, or other amount which may now or hereafter be owing by Borrowers, or any of its respective successors or assigns, including, without limitation, a receiver, custodian, trustee or debtor in possession (the term "Borrower" herein shall include any such successor or assign of the same) to the Subordinating Party under the Subordinated Note (the indebtedness, obligations and liabilities under the Subordinated Note being hereinafter referred to as the "Subordinated Indebtedness"), nor any security for the Subordinated Indebtedness, unless and until all Debt (as defined in the Credit Agreement) shall have been fully paid and satisfied with interest, including, but not limited to, any and all post-petition interest owed by or on account of Borrowers to Lender. All rights, liens and security interests of the Subordinating Party securing the Subordinated Indebtedness, whether now or hereafter arising and howsoever existing, in any assets of Borrowers or any assets securing the Debt shall, be and hereby are subordinated to the rights and interests of Lender in those assets; and the Subordinating Party shall have no right to possession of any such assets or to foreclose upon any such assets, whether by judicial action or otherwise, unless and until all of the Debt shall have been fully paid and satisfied. The Subordinating Party also hereby agrees that, regardless of whether the Debt is secured or unsecured, the Subordinating Party shall be subordinated to Lender with respect to the Subordinating Party's claims against Borrowers with respect to the Subordinated Indebtedness, and the Subordinating Party's rights, liens and security interest, if any, in any of the Borrowers' assets and the proceeds thereof (and any other assets securing the Debt), until all of the Debt shall have been fully paid and satisfied. The Subordinating Party acknowledges and agrees that, to the extent the terms and provisions of this Agreement are inconsistent with the Subordinated Note, the Subordinated Note shall be deemed to have been superseded.

      2. Subordinated Indebtedness Owed Only to Subordinating Party. The Subordinating Party warrants and represents that it has not previously assigned any interest in the Subordinated Indebtedness, that no other party owns an interest in the Subordinated Indebtedness other than the Subordinating Party on its own behalf and that the entire Subordinated Indebtedness is owing only to the Subordinating Party on its own behalf. The Subordinating Party agrees that it will not, and will not allow any other Person to, amend, supplement, amend and restate, renew, alter or otherwise modify the terms of any of the Subordinated Indebtedness without the prior written consent of Lender.

      3. Lender's Priority. In the event of any distribution of the assets or readjustment of the obligations and indebtedness of Borrowers, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any of the Subordinated Indebtedness hereby subordinated, or the application of the assets of Borrowers to the payment or liquidation thereof, Lender shall be entitled to receive payment in full of any and all of the Debt then owing prior to the payment of all or any part of the Subordinated Indebtedness hereby subordinated.

      4. Grant of Authority to Lender. In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of any Borrower or the proceeds thereof, to the creditors of Borrowers, or upon the dissolution or other winding up of any Borrower's business, or upon the sale of all or substantially all of any Borrower's assets, then, and in any such event, any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any or all of the Subordinated Indebtedness shall be paid or delivered directly to Lender for application on any of the Debt owing to Lender, due or not due, until such Debt shall have first been fully paid and satisfied. The Subordinating Party irrevocably authorizes and empowers Lender to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and, if the Subordinating Party fails to file a claim therefor at least ten calendar days prior to the date established by rule of law or order of court for such filing, to file claims and take such other proceedings, in Lender's own name or in the name of the Subordinating Party or otherwise, as Lender may deem necessary or advisable for the enforcement of this Agreement; and the Subordinating Party will execute and deliver to Lender such powers of attorney, assignments or other instruments or documents as may be requested by Lender in order to enable Lender to enforce any and all claims upon or with respect to any or all of the Subordinated Indebtedness and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or with respect to the Subordinated Indebtedness, all for Lender's own benefit.

      5. Payments Received by Subordinating Party. Should any payment or distribution or security or instrument or proceeds thereof be received by the Subordinating Party upon or with respect to the Subordinated Indebtedness or any other obligations of Borrowers to the

Subordinating Party prior to the satisfaction of all of the Debt, the Subordinating Party shall receive and hold the same in trust, as trustee, for the benefit of Lender and shall forthwith deliver the same to Lender in precisely the form received (except for the endorsement or assignment of the Subordinating Party where necessary), for application on any of the Debt, due or not due, and, until so delivered, the same shall be held in trust by the Subordinating Party as the property of Lender.

      6. Instrument Legend. Any instrument evidencing any of the Subordinated Indebtedness (including, without limitation, the Subordinated Note), or any portion thereof, will, on the date hereof or promptly hereafter, be inscribed with a legend or other provision conspicuously indicating that payment thereof is subordinated to the claims of Lender pursuant to the terms of this Agreement, and a copy thereof will be delivered to Lender on the date hereof or promptly hereafter. Any instrument evidencing any of the Subordinated Indebtedness, or any portion thereof, which is hereafter executed by Borrowers, will, on the date thereof, be inscribed with the aforesaid legend or provision and a copy thereof will be delivered to Lender on the date of execution or promptly thereafter, and, upon Lender's request following the occurrence and during the continuance of an Event of Default, the original thereof will be delivered promptly to Lender.

      7. Assignment of Claims; Payments and Collateral. The Subordinating Party agrees that, until the Debt has been paid in full and satisfied, it will not assign or transfer to others any claims that it has or may have against Borrowers or any affiliate thereof with respect to the Subordinated Indebtedness, unless such assignment or transfer is made expressly subject to this Agreement, and the assignee or transferee expressly agrees in writing to be subject to the terms and provisions of this Agreement. By the execution of this Agreement, Borrowers agree not to pay the Subordinating Party any sum on account of any of the Subordinated Indebtedness or to give the Subordinating Party any collateral as security therefor at any time when the same would be in breach of any of the terms of this Agreement.

      8. Continuing Nature of Subordination. This is a continuing agreement of subordination, and, subject to the terms and conditions hereof, Lender may continue, at any time, and without notice to the Subordinating Party, to extend credit or other financial accommodation or benefit and loan monies to or for the account of Borrowers on the faith hereof. This Agreement shall continue in effect until the Debt shall have been fully and finally discharged.

      9. Additional Agreements Between Lender and Borrowers. Lender, at any time and from time to time, may enter into such agreement or agreements with Borrowers as Lender may deem proper, extending the time of payment of or renewing or otherwise altering the terms of all or any of the Debt or affecting the security underlying any or all of the Debt, or may exchange, sell, release, surrender or otherwise deal with any such security, without in any way impairing or affecting this Agreement thereby.

      10. Waivers by the Subordinating Party. The Subordinating Party expressly waives all notice of the acceptance by Lender of the subordination and other provisions of this Agreement and all other notices whatsoever, and the Subordinating Party expressly waives reliance by Lender upon the subordination and other agreements as herein provided. The Subordinating Party agrees that Lender has not made any warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of this Agreement, or the collectibility of the Debt, that Lender shall be entitled to manage and supervise its loan(s) to Borrowers in accordance with its usual practices, modified from time to time as Lender deems appropriate under the circumstances, without regard to the existence of any rights that the Subordinating Party may now or hereafter have in or to any of the assets securing the Subordinated Indebtedness, and that Lender shall not have any liability to the Subordinating Party for, and the Subordinating Party waives any claim which it may now or hereafter have against Lender arising out of, (i) any and all actions which Lender, in good faith, takes or omits to take including, without limitation, actions with respect to the creation, perfection or continuation of liens of security interests in the collateral securing the Debt, actions with respect to the occurrence of an Event of Default (as defined in the Credit Agreement), with respect to the foreclosure upon, sale, release of, depreciation of or failure to realize upon, any of the collateral securing the Debt and actions with respect to the collection of any claim for all or any part of the Debt or any other agreement related thereto or to the collection of the Debt or the valuation, use, protection or release of the collateral securing the Debt, (ii) Lender's election in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C.Section 101 et seq.) (the "Bankruptcy Code"), or the application of Section 1111(b) (2) of the Bankruptcy Code, and/or (iii) any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code.

      11. Bankruptcy Issue. The Subordinating Party agrees that, after the filing with respect to any Borrower of a petition under the Bankruptcy Code, Lender may consent to the use of cash collateral or provide financing to such Borrower on such terms and conditions and in such amounts as Lender, in its sole discretion, may decide and that, in addition to any liens or security interests contemplated by the Credit Agreement and in connection with such cash collateral usage or such financing, such Borrower (or a trustee appointed for the estate of such Borrower) may grant to Lender, liens and security interests which (i) shall secure payment of the Debt (whether any portion of the Debt arose prior to the filing of the petition for relief or arises thereafter) and (ii) shall be superior in priority to the liens and security interests, if any, held by the Subordinating Party on any assets of the Borrowers securing the Subordinated Indebtedness. All allocations of payments between Lender and the Subordinating Party shall, subject to any court order, continue to be made after the filing of a petition under the Bankruptcy Code on the same basis that the payments were to be allocated prior to the date of such filing. The Subordinating Party agrees that it will not object to or oppose a sale or other disposition of any assets securing any portion of the Debt free and clear of security interests, liens or other claims of the Subordinating Party under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if Lender has consented to such sale or disposition of assets. In the event that the Subordinating Party has or at any time acquires any security for the Subordinated Indebtedness, the Subordinating Party agrees not to assert any right they may have to "adequate protection" of their interest in such security in any bankruptcy proceeding and agree that they will not seek to have the automatic stay lifted with respect to such security, without the prior written consent of Lender. The Subordinating Party agrees not to initiate or prosecute any claim, action or other proceeding
(i) challenging the enforceability of any claim of Lender, (ii) challenging the enforceability of any of the liens or security interests in assets securing all or any part of the Debt or (iii) asserting any claim which Borrowers may hold with respect to Lender. To the extent Lender receives payments on, or proceeds of collateral for, the Debt which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payment or proceeds received the Debt, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by Lender.

      12. No Waiver. This Agreement shall not be affected, impaired, or released by the delay or failure of Lender to exercise any of its rights and remedies against Borrowers, or under any of the Loan Documents or against any collateral or security for the Debt. No delay or failure on the part of Lender to exercise any of its rights or remedies hereunder or now or hereafter existing at law or in equity or by statute or otherwise, or any partial or single exercise thereof, shall constitute a waiver thereof. All such rights and remedies are cumulative and may be exercised singly or concurrently and the exercise of any one or more of them will not be a waiver of any other. No waiver of any of its rights and remedies hereunder and no modification or amendment of this Agreement shall be deemed to be made by Lender unless the same shall be in writing, duly signed on behalf of Lender, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights and remedies of Lender hereunder in any other respect at any other time.

      13. Information Concerning Financial Condition of Borrowers. The Subordinating Party hereby assumes responsibility for keeping itself informed of the financial condition of Borrowers, any and all endorsers and any and all guarantors of the Debt and of all other circumstances bearing upon the risk of nonpayment of the Debt and/or indebtedness that diligent inquiry would reveal, and the Subordinating Party hereby agrees that Lender shall not have any duty to advise the Subordinating Party of information known to Lender regarding such condition or any such circumstances. In the event Lender, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to the Subordinating Party, Lender shall be under no obligation to undertake any investigation not a part of its regular business routine and shall be under no obligation to disclose any information which, pursuant to accepted or reasonable commercial finance practice, Lender wishes to maintain confidential. The Subordinating Party hereby assents to any extension or postponement of the time of payment of the Debt or to any other indulgence with respect thereto, to any substitution, exchange or release of collateral which may at any time secure the Debt and/or to the addition or release of any other party or person primarily or secondarily liable therefor.

      14. Application of Payments. The Subordinating Party hereby agrees that all payments received by Lender in repayment of the Debt may be applied and reapplied, in whole or in part, to any of the Debt, as Lender, in its sole discretion, deems appropriate.

      15. Notices and Communications. All notices, demands, requests and other communications required under this Agreement shall be in writing and shall be deemed to have been properly given if sent by hand delivery, Federal Express (or similar overnight courier service), or by United States certified mail (return receipt requested), postage prepaid, addressed to the party for whom it is intended at its address hereinafter set forth:

      If to the Subordinating Party:         __________________

                                             __________________

                                             __________________

      with a copy to:                        __________________

                                             __________________

                                             __________________

      If to Lender:                        The Huntington National Bank
                                           917 Euclid Avenue
                                           Cleveland, OH 44115
                                           Attention: Paul Steiger
                                           Fax Number: (216) 656-6082

      with a copy to:                      Baker & Hostetler LLP
                                           1900 East Ninth Street
                                           Suite 3200
                                           Cleveland, Ohio 44114
                                           Attention: Elizabeth Dellinger
                                           Fax Number: (216) 696-0740

      If to Borrowers:                     At the addresses set forth in
                                           the Credit Agreement.

Notice shall be deemed given as of the date of hand delivery, as of the date specified for delivery if by overnight courier service or as of 2 days after the date of mailing, as the case may be.

      16. Jury Trial Waiver. Lender, Borrowers and the Subordinating Party jointly waive trial by jury in any action or proceeding to which Lender and the Subordinating Party may be parties, arising out of or in any way pertaining to this Agreement. It is agreed and understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings, including claims against parties who are not parties to this Agreement. This waiver is knowingly, willingly and voluntarily made by Borrowers and the Subordinating Party, and Borrowers and the Subordinating Party hereby represent that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. Borrowers and the Subordinating Party further represent that they have been represented in the signing of this Agreement and in the making of this waiver by independent legal counsel, selected of their own free will, and that each has had the opportunity to discuss this waiver with counsel.

      17. Governing Law. This agreement shall be governed by, construed, and enforced in accordance with the internal laws of the State of Ohio, without regard to conflict of laws principles.

      18. Binding Agreement. This Agreement shall be binding upon the heirs, personal representatives, successors, and assigns of Borrowers and the Subordinating Party and shall inure to the benefit of the successors and assigns of Lender.

      19. Severability. Any provision of this Agreement which is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

      20. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

      21. Counterparts. This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart hereof signed by each of the parties hereto.

                            [Signature page follows]

      IN WITNESS WHEREOF, the Subordinating Party has caused this Agreement to be executed and delivered on the day and year first written above.

                                      SUBORDINATING PARTY:

                                      HARRY E. FIGGIE, JR. TRUST
                                      AGREEMENT, DATED JULY 15, 1976,
                                      AS MODIFIED

                                      By:_____________________________
                                         Harry E. Figgie, Jr., trustee
                                         under the Trust Agreement,
                                         dated July 15, 1976, as modified

                                      BORROWERS:

                                      TRANS-INDUSTRIES, INC.

                                      By:______________________________________

                                      Title:___________________________________

                                      TRANSIGN, INC.

                                      By:______________________________________

                                      Title:___________________________________

                                      VULTRON INTERNATIONAL INC.

                                      By:______________________________________

                                      Title:___________________________________

                                      VULTRON, INC.

                                      By:______________________________________

                                      Title:___________________________________

                                      TRANSMATIC, INCORPORATED

                                      By:______________________________________

                                      Title:___________________________________

                                      THE LOBB COMPANY

                                      By:______________________________________

                                      Title:___________________________________

                                      LENDER:

                                      THE HUNTINGTON NATIONAL

                                      BANK

                                      By:______________________________________

                                      Name:____________________________________

                                      Title:___________________________________